UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.           )

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CMS Energy Corporation
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CMS ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 5, 2017

To Shareholders of CMS Energy Corporation:

The Annual Meeting of Shareholders (“Annual Meeting”) of CMS Energy Corporation (“CMS” or the “Corporation”) will be held on Friday, May 5, 2017, at 10:00 a.m., Eastern Daylight Saving Time, at our corporate headquarters at One Energy Plaza, Jackson, Michigan 49201. The purposes of the Annual Meeting are to:

1.	Elect as Directors the 11 nominees named in this Proxy Statement;

2.	Conduct an advisory vote to approve the Corporation’s executive compensation;

3.	Conduct an advisory vote to determine the frequency of an advisory vote on executive compensation;

4.	Conduct a vote on a shareholder proposal relating to political contributions disclosure, if properly presented;

5.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017; and

6.	Transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement.

The Board of Directors recommends a vote “FOR” proposals 1, 2 and 5. The Board of Directors recommends a vote “AGAINST” proposal 4. With respect to proposal 3, the Board of Directors recommends a vote for an annual (“1 YEAR”) frequency for future advisory votes on executive compensation. The proxy holders will use their discretion to vote on any other matters that may arise at the Annual Meeting.

All shareholders of record at the close of business on March 7, 2017, are entitled to receive notice of and vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you can vote prior to the meeting by telephone, Internet, proxy card or voting instruction form. We encourage you to exercise your right to vote.

By Order of the Board of Directors,

Melissa M. Gleespen

Vice President,

Corporate Secretary and

Chief Compliance Officer

CMS Energy Corporation

One Energy Plaza

Jackson, Michigan 49201

March 23, 2017

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on May 5, 2017.

This Proxy Statement and the Annual Report to Shareholders are available at

https://materials.proxyvote.com/125896.

Proxy Statement

General Information		PAGE 1

Corporate Governance		PAGE 6
6	Governance Guidelines and Materials
6	Boards of Directors
6	Board Leadership Structure
7	Risk Oversight
7	Compensation Risk
7	Director Independence
8	Director Candidate Qualifications
8	Director Tenure
8	Majority Voting Standard
9	Codes of Ethics
9	Board Communication Process
10	Shareholder Engagement
10	Succession Planning
10	Director Education
10	Related Party Transactions
11	No Pledging or Hedging
11	Board, Committee and Director Evaluations
11	Board and Committee Information

Proposal 1: Elect the 11 Director Nominees to the Corporation’s Board of Directors		PAGE 13

Beneficial Ownership of CMS Common Stock		PAGE 18

Section 16(a) Beneficial Ownership Reporting Compliance		PAGE 20

Compensation Discussion and Analysis		PAGE 20
20	Executive Summary
25	Objectives of Our Executive Compensation Program
30	The Elements of Our Executive Compensation Program
37	Corporate Governance as it Relates to Executive Compensation
38	Tax Deductibility of Compensation

Compensation and Human Resources Committees Report		PAGE 38

2016 Compensation Tables		PAGE 39

Proposal 2: Advisory Vote to Approve Executive Compensation		PAGE 58

Proposal 3: Advisory Vote to Determine the Frequency of an Advisory Vote on Executive Compensation		PAGE 60

Report of the Audit Committees		PAGE 61

Fees Paid to the Independent Registered Public Accounting Firm		PAGE 62

Proposal 4: Vote on a Shareholder Proposal Relating to Political Contributions Disclosure		PAGE 63

Proposal 5: Ratify the Appointment of Independent Registered Public Accounting Firm		PAGE 65

2018 Proxy Statement Information		PAGE 66

Appendix A		PAGE 67

Proxy Statement Summary

Meeting Information	Record Date: March 7, 2017

May 5, 2017 ● 10:00 a.m. EDT

One Energy Plaza, Jackson, Michigan 49201

This summary highlights information contained elsewhere in our Proxy Statement and does not contain all of the information that you should consider. We encourage you to read the entire Proxy Statement carefully before voting.

Proposals	Board’s Voting Recommendation	Page Reference
1. Elect as Directors the 11 nominees named in this Proxy Statement	FOR EACH	13
2. Conduct an advisory vote to approve the Corporation’s executive compensation	FOR	58
3. Conduct an advisory vote to determine the frequency of an advisory vote on executive compensation	1 YEAR	60
4. Conduct a vote on a shareholder proposal relating to political contributions disclosure	AGAINST	63
5. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017	FOR	65

How to Vote

Online:	You can vote your shares online by following the instructions on your proxy card, voting instruction form or Notice of Availability.

Phone:	You can vote your shares by phone by following the instructions on your proxy card, voting instruction form or Notice of Availability.

Mail:	You can vote your shares by mail by requesting a printed copy of the proxy materials and signing, dating and mailing in the proxy card or voting instruction form.

Attend:	You can vote your shares in person by attending and voting at the Annual Meeting.

Governance Highlights

Number of Director Nominees	11
Number of Independent Directors	9
Audit, Compensation and Human Resources, Finance, and Governance and Public Responsibility Committees Consist Entirely of Independent Directors	Yes
Annual Election of All Directors	Yes
Presiding Director Elected Annually	Yes
Director and Committee Chair Term Limits	Yes
Annual Advisory Say-on-Pay Vote	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self Evaluations	Yes
Codes of Business Conduct and Ethics	Yes
Corporate Governance Guidelines	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Proxy Access	Yes
Stockholder Rights Plan (Poison Pill)	No

Our Nominees

Name	Age	Director Since	Primary (or Former) Occupation	Independent	Committee Memberships
Jon E. Barfield	65	2005	President and CEO, LJ Holdings Investment Company LLC	Yes	A,G
Deborah H. Butler	62	2015	Retired Executive Vice President of Planning and Chief Information Officer, Norfolk Southern Corporation	Yes	C,F
Kurt L. Darrow	62	2013	Chairman, President and CEO, La-Z-Boy Incorporated	Yes	C,F
Stephen E. Ewing	73	2009	Retired Vice Chairman, DTE Energy	Yes	C,F*
William D. Harvey	68	2012	Retired Chairman and CEO, Alliant Energy Corporation	Yes	C*,G
Philip R. Lochner, Jr.	74	2005	Former Senior Vice President, Time Inc.	Yes	A,G*
Patricia K. Poppe	48	2016	President and CEO, CMS and Consumers	No	None
John G. Russell	59	2010	Chairman, Former President and CEO, CMS and Consumers	No	None
Myrna M. Soto	48	2015	Senior Vice President and Global Chief Information Security Officer, Comcast Corporation	Yes	A,G
John G. Sznewajs	49	2015	Vice President and Chief Financial Officer, Masco Corporation	Yes	A,F
Laura H. Wright	57	2013	Retired Senior Vice President of Finance and Chief Financial Officer, Southwest Airlines Co.	Yes	A,F

A = Audit Committees C = Compensation and Human Resources Committees F = Finance Committees

G = Governance and Public Responsibility Committees              * = Committee Chair

Proxy Statement

GENERAL INFORMATION

The terms “we” and “our” as used in this Proxy Statement generally refer to CMS Energy Corporation (“CMS” or the “Corporation”) and its principal subsidiary, Consumers Energy Company (“Consumers”). While established, operated and regulated as separate legal entities, CMS and Consumers have the same individuals serve as members on each Board of Directors (“Board”) and each Board Committee and have adopted coordinated director and executive compensation arrangements and plans as well as auditing relationships. The two companies also have significant overlap in executive management. Thus, in certain contexts in this Proxy Statement, the terms “we” and “our” refer to each of CMS and Consumers and satisfy their respective disclosure obligations. In addition, the disclosures frequently reference “Boards” and “Committees” and similar plural presentations to reflect these parallel structures of CMS and Consumers.

What are the Proxy Materials?

The Proxy Materials include:

●	This Proxy Statement; and

●	The Annual Report to Shareholders, which includes the Form 10-K with our consolidated financial statements and accompanying notes for the year ended December 31, 2016.

If you received the Proxy Materials by mail, they also include a proxy card or voter instruction form for use in connection with the 2017 Annual Meeting. We are releasing these Proxy Materials to shareholders on or about March 23, 2017.

What matters are up for a vote?

You may vote on the following proposals:

1.	Election of 11 director nominees, as named in this Proxy Statement (see Proposal 1);

2.	Advisory vote to approve the Corporation’s executive compensation (see Proposal 2);

3.	Advisory vote to determine the frequency of an advisory vote on executive compensation (see Proposal 3);

4.	Vote on a shareholder proposal relating to political contributions disclosure (see Proposal 4); and

5.	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Corporation’s independent registered public accounting firm for 2017 (see Proposal 5).

We are not aware of any other matters to be presented at the Annual Meeting. However, if any other matters (including matters incident to the conduct of the meeting) are legally and properly presented at the meeting, it is intended that the holders of the proxies will vote in their discretion.

Why did I receive a Notice of

Internet Availability of Proxy
Materials?

To reduce the environmental impact of our Annual Meeting, we are providing the Proxy Materials over the Internet. As a result, we are sending many of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice of Availability”) instead of a paper copy of the Proxy Materials. All shareholders receiving the Notice of Availability may access the Proxy Materials over the Internet and request a paper copy by mail. Instructions on how to access the Proxy Materials, vote online and request a paper copy

CMS ENERGY 2017 PROXY STATEMENT	1

can be found in the Notice of Availability. The Notice of Availability also contains instructions on how to request delivery of Proxy Materials in paper form or electronically on an ongoing basis.

How can I access the Proxy Materials
electronically or sign up for electronic
delivery?

All Shareholders can view, search and print the Proxy Materials at www.cmsenergy.com/investor-relations.

If you are a shareholder of record and you received printed Proxy Materials, you may elect to receive future Proxy Materials electronically. To do so you must enroll online at https://materials.proxyvote.com/125896. If you consent to receive Proxy Materials electronically, you will receive an e-mail notification when they become available. Your enrollment will be effective until revoked.

This electronic option allows you to:

●	Reduce the environmental impact of our Annual Meeting;

●	Gain faster access to Proxy Materials;

●	Reduce the amount of mail you receive; and

●	Help reduce the costs of our Annual Meeting.

If your shares are held in street name you should contact your brokerage firm, bank or other nominee and inquire about their electronic delivery options.

Who is entitled to vote?

Shareholders as of the close of business on the record date, March 7, 2017, are entitled to vote at the Annual Meeting. As of the record date, the Corporation’s outstanding securities entitled to vote consisted of 280,013,181 shares of CMS common stock. Each share is entitled to one vote on each matter.

What is the difference between a
shareholder of record and a “street
name” holder?

If your shares are registered directly in your name on the Corporation’s records, you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote using the method described under “How do I vote?” below.

How do I vote?

To help reduce the environmental impact of our Annual Meeting, we encourage you to vote by telephone or Internet prior to the Annual Meeting. You can ensure that your shares are voted at the Annual Meeting by submitting your vote by telephone or Internet (the instructions are found on your proxy card, voting instruction form or Notice of Availability). If you received your Proxy Materials by mail, you can complete and return your proxy card or voting instruction form by mail. Even if you vote by one of these methods, you can still attend and vote at the Annual Meeting.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares. If you want to vote your shares in person at the Annual Meeting, you must obtain a legal proxy from your brokerage firm, bank or

CMS ENERGY 2017 PROXY STATEMENT	2

other nominee in advance of the Annual Meeting and bring it with you.

What if I do not indicate my voting
preference on my proxy?

If your shares are voted by proxy, the shares will be voted as you instruct. If you submit your proxy, but do not give any specific voting instructions, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the Annual Meeting.

Who may attend the Annual Meeting
and are there any requirements I must
meet in order to attend in person?

Any shareholder of record as of March 7, 2017 may attend. You will be asked to register upon arrival and will be required to present proof of current stock ownership (such as a recent account statement) and government-issued photo identification (such as a driver’s license) prior to being admitted.

If your shares are held in street name and you do not obtain a legal proxy but still want to attend the Annual Meeting (and not vote your shares in person), you must provide evidentiary material, such as broker statements or a letter from your brokerage firm proving ownership as of the record date. CMS reserves the right to restrict admission if evidentiary material is not definitive proof of proper and timely ownership.

Can I change my vote after I have voted
or can I revoke my proxy?

Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time prior to the Annual Meeting by:

●	Providing another signed proxy that is dated later than the vote you want to change;

●	Voting by telephone or Internet and recording a different vote; or

●	Attending and voting at the Annual Meeting.

If your shares are held in street name, you must follow the specific instructions provided to you by your brokerage firm, bank or other nominee.

How many shares must be present to
hold the Annual Meeting?

To constitute a quorum and transact business, shareholders of a majority of the outstanding shares of CMS common stock entitled to vote must be present in person or by proxy at the Annual Meeting.

Abstentions and broker discretionary votes are counted toward establishing a quorum, as discussed in more detail below.

How are votes counted and what are the
requirements for each item?

Your confidential vote is received and tabulated by an independent inspector of election. Your vote will not be disclosed except as required by law or in other limited circumstances.

The determination of approval of corporate action by the shareholders is generally based on votes “for” and “against.” In general, abstentions are not counted as “for” or “against” votes, but are counted in the determination of a quorum. With respect to the advisory vote to determine the frequency of an advisory vote on executive compensation (see Proposal 3), the action by shareholders will be based on votes for “1 year,” “2 years” or “3 years” and abstentions will have no effect.

CMS ENERGY 2017 PROXY STATEMENT	3

With respect to Proposal 1, the election of each director nominee requires approval from a majority of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors (see Corporate Governance, Majority Voting Standard later in this Proxy Statement for additional information about the application of this standard). To be approved, Proposals 2, 4, and 5 require votes “for” by a majority of the votes cast by the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. With respect to Proposal 3, the frequency receiving the greatest number of votes — every one year, every two years or every three years — will be the frequency that shareholders approve on an advisory basis.

Under the New York Stock Exchange, Inc. (“NYSE”) listing standards, if your brokerage firm, bank or other nominee holds your shares in its name and does not receive voting instructions from you, your brokerage firm, bank or other nominee has discretion to vote these shares on “routine” matters only and will not be able to vote on non-routine items. For purposes of the Annual Meeting, we understand that Proposal 5 will be treated as a routine item, but all other proposals will be non-routine items. On routine items, broker discretionary votes are counted toward determining the outcome of those items. Broker discretionary votes are also counted toward establishing a quorum.

What does it mean if I get more than
one set of Proxy Materials?

You may receive multiple copies of Proxy Materials if your shares are registered differently (i.e., trust, joint, name spelling variation, etc.) and/or if they are in more than one account (i.e., brokerage firm, bank, transfer agent, etc.). If you wish to consolidate accounts, please contact Wells Fargo at 1-855-598-2714. Please vote all of the proxies that you receive and consider consolidating accounts.

If your household receives multiple copies of the Proxy Materials or Notice of Availability, you may authorize us to discontinue duplicate mailings in the future by electing the option when you vote (see “What is “householding” and how does it affect me?” below for additional householding information).

If your shares are held in street name and you are receiving multiple sets of materials and wish to consolidate accounts, please contact your brokerage firm, bank or other nominee.

What is “householding” and how does it
affect me?

We have adopted a procedure called “householding” which has been approved by the Securities and Exchange Commission (“SEC”). Householding is intended to reduce the volume of duplicate information received by a household and the cost of preparing and mailing duplicate information. Under this procedure, we are permitted to mail only one Notice of Availability or one set of Proxy Materials to multiple shareholders who share an address and who have consented to or have received prior notice of our intent to do so, so long as we have not received contrary instructions from one or more such shareholders. Consent for householding will remain in effect until revoked.

To resume the mailing of individual copies of future Proxy Materials or Notice of Availability and revoke your consent to householding, submit a written request to Broadridge Householding Dept., 51 Mercedes Way, Edgewood, New York 11717, or make an oral request by telephone to 1-800-542-1061. If you participate in householding and wish to receive separate Proxy Materials or Notices of Availability, the Corporation will promptly mail a copy if you notify CMS by making a written request to our Shareowner Services Department at CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201, or making a request by telephone to 1-517-788-0298.

If your shares are held in street name, you can request information about householding by contacting your brokerage firm, bank or other nominee.

CMS ENERGY 2017 PROXY STATEMENT	4

Who conducts the proxy solicitation
and how much will it cost?

CMS is requesting your proxy for the Annual Meeting and will pay the costs of requesting shareholder proxies. Proxies may be solicited by directors, officers and other employees of CMS, personally or by telephone, Internet, or mail, none of whom will receive compensation for their solicitation efforts. We have arranged for Alliance Advisors, LLC, 200 Broadacres Dr., 3rd Floor, Bloomfield, New Jersey 07003, to solicit proxies, and it is anticipated that the cost of such solicitations will amount to approximately $10,000, plus expenses and disbursements. We may also reimburse brokerage firms, dealers, banks, voting trustees or other record holders for their reasonable expenses for forwarding Proxy Materials to the beneficial owners of CMS common stock.

Can a shareholder recommend or
nominate a director nominee?

The Governance and Public Responsibility Committees (“Governance Committees”) will consider shareholder-recommended director nominees in accordance with the requirements of our Amended and Restated Bylaws (“Bylaws”). The information that must be included and the procedures that must be followed by a shareholder wishing to recommend a director candidate for the Boards’ consideration are the same as would be required under our Bylaws if the shareholder wished to nominate that candidate directly. The Governance Committees will consider director candidates recommended by shareholders on the same basis that the Governance Committees evaluate other nominees for director.

Our Bylaws also permit a shareholder, or a group of up to 20 shareholders, who have owned continuously for at least three years a significant amount of the outstanding shares of common stock of the Corporation (at least 3%) to submit director nominees (not greater than two or 20% of the Board) for inclusion in its proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements in the CMS’ Bylaws.

A director nomination that is not submitted for inclusion in CMS’ proxy statement but instead is sought to be presented directly at the Annual Meeting, must comply with the advance notice provisions in our Bylaws.

Any recommendation or nomination submitted by a shareholder regarding a director candidate must be submitted within the time frame provided in the Bylaws for director nominations and must include (a) a statement from the proposed nominee that he or she has consented to the submission of the recommendation or nomination and (b) such other information about the proposed nominee(s) and/or nominating shareholder(s) as is required by our Bylaws.

Written notice must be sent to the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201. You may access the Bylaws at www.cmsenergy.com/corporategovernance.

CMS ENERGY 2017 PROXY STATEMENT	5

Corporate Governance

Governance Guidelines and Materials

The Boards and management review and monitor governance trends and best practices on an ongoing basis. The Boards have adopted Amended and Restated Corporate Governance Principles (“Principles”) that reflect corporate and Board practices as well as SEC rules and NYSE listing standards. The Governance Committees are responsible for overseeing and reviewing the Principles at least annually and recommending any proposed changes to the Boards for approval. Except for the Executive Committees, the Boards have adopted charters for each of their standing Committees (“Charters”) that detail their purposes and duties, composition, meetings, resources and authority as well as other aspects of Committee activities, which are described under Board and Committee Information below. Each Committee reviews its Charter annually and recommends changes to the Governance Committees for review and recommendation to the Boards for approval.

The current version of our Principles, Bylaws, Committee Charters, Employee and Director Codes of Conduct (“Codes”), and other corporate governance materials are available on our website at www.cmsenergy.com/corporategovernance.

Boards of Directors

The Boards provide direction and oversight with respect to our overall performance, strategic direction and significant corporate policies. They approve major initiatives, advise on key financial and business objectives, and monitor progress with respect to these matters. Directors are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings. The Boards have full and free access to all members of management and may hire their own consultants and advisors as they deem necessary.

Board Leadership Structure

As stated in the Principles, the Boards have determined that for the present time, it is in the best interests of the Corporation and its shareholders to keep the offices of CEO and Chairman separate to enhance oversight responsibilities. The Boards believe that this leadership structure promotes independent and effective oversight of management on key issues relating to long-range business plans, long-range strategic issues and risks. To further promote independent and effective oversight of management, the Principles also provide that at any time when the Chairman is not considered independent under NYSE listing standards and our Principles, a Presiding Director will be chosen by the independent directors to coordinate the activities and preside at the executive sessions attended only by the independent members of the Boards. The Presiding Director provides the independent directors with a key means for collaboration and communication. Under the Bylaws, the Presiding Director will: (1) convene and chair meetings of the independent directors in executive session no less than once each year; (2) preside at meetings of the Boards at which the Chairman of the Boards is not present, including executive sessions of the independent directors; (3) solicit independent directors for advice on agenda items for meetings of the Boards; (4) serve as a liaison between the Chairman of the Boards, the President and the independent directors; and (5) perform such other duties as may be assigned by the Boards from time to time. John G. Russell, the current Chairman, is not a member of management, but as former CEO he is not considered independent; therefore, on May 6, 2016, Mr. William D. Harvey was elected as Presiding Director for the Boards for a one-year term.

CMS ENERGY 2017 PROXY STATEMENT	6

Risk Oversight

The Boards’ risk oversight process includes regular reports from senior management on areas of material operational, legal, regulatory, financial, strategic, compliance, environmental, liability, safety, cybersecurity and reputational risk. The Boards receive an annual risk management review from the Executive Director of Risk in addition to the risk oversight functions performed by the various Committees of the Boards. These include: (1) a review by the Audit Committees of the risks associated with operating and financial activities which could impact its financial and other disclosure reporting, as well as a review of policies on risk assessment, controls and accounting risk exposure; (2) the Audit Committees’ review and approval of risk management policies; (3) a review by the Compensation and Human Resources Committees (“Compensation Committees”) of the potential risks associated with the Corporation’s executive compensation policies and practices; and (4) the Compensation Committees’ review of management’s assessment of the likelihood that the incentive compensation plans will have a material adverse impact.

Compensation Risk

Management annually undertakes a comprehensive review of the compensation policies and practices throughout the organization in order to assess the risks presented by such policies and practices.

Following this year’s review, we have determined that such policies and practices are not reasonably likely to have a material adverse effect. Management’s analysis and determination were reported to and reviewed by the Compensation Committees.

Director Independence

Directors, Jon E. Barfield, Deborah H. Butler, Kurt L. Darrow, Stephen E. Ewing, Richard M. Gabrys, William D. Harvey, Philip R. Lochner, Jr., Myrna M. Soto, John G. Sznewajs, and Laura H. Wright, and retired Director David W. Joos, are “independent” as determined by the Boards, based on their review of the NYSE listing standards, applicable rules and regulations of the SEC, our more stringent Independence Standards and taking into consideration all business relationships between the Corporation and its subsidiaries and each non-employee Director. John G. Russell is not independent because he has been an employee of the Corporation within the last three years. Patricia K. Poppe is not independent due to her employment relationship with the Corporation.

The Boards identified the following relationships which they deemed were immaterial to such Directors’ independence:

●	Charitable contributions made to organizations of which certain of our Directors are affiliated.

●	Purchases and sales of services, commodities, materials or equipment, to and from entities, during the ordinary course of business, on which certain of our Directors serve and all such transactions were significantly below one percent of the consolidated gross revenues of the counterparty to the transaction.

●	Participation in a venture capital fund which supports the growth of venture capital in Michigan and on which Gabrys serves as a director.

●	Retail electricity or natural gas purchases from Consumers at rates or charges fixed in conformity with law or governmental authority.

In addition, the Boards have affirmatively determined that each member of the Audit Committees and Compensation Committees are independent under NYSE listing standards, rules and regulations of the SEC and, if applicable, the Internal Revenue Code (“IRC”).

CMS ENERGY 2017 PROXY STATEMENT	7

The Independence Standards, adopted by the Boards as part of our Principles, can be found on our website at www.cmsenergy.com/corporategovernance.

Director Candidate Qualifications

Director candidates are sought whose particular background, experiences or qualities meet the needs of the Boards as determined by the Boards from time to time. The Boards also value high standards of integrity, business ethics and mature judgment, which add value, perspective and expertise to the Boards’ deliberations. The Governance Committees have not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that they believe our directors must possess. Although the Governance Committees have not established a formal policy on diversity, the Boards and the Governance Committees believe it is important that our directors represent diverse viewpoints and backgrounds. The Governance Committees take a wide range of factors into account in evaluating the suitability of director candidates, including experience in business, leadership, regulated utility, governance, accounting, finance, legal, information technology, and compensation and human resources, which will bring a diversity of thought, perspective, approach and opinions to the Boards. The Governance Committees do not have a single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

Director Tenure

The Boards believe that diversity in tenure adds value, perspective and expertise to the Boards’ deliberations, with longer-tenured directors bringing a deep understanding of the Corporation with shorter-tenured directors bringing a fresh perspective. Over the past two years, the Boards have added four new directors. As stated in our Principles, Directors (other than the CEO) first elected after January 2017, may not serve on the Boards for more than 15 years and committee chairs (other than the Executive Committee) may not serve for more than five years. In addition, as stated in our Principles, Directors cannot stand for re-election after reaching the age of 75. Currently, the Boards consist of 12 directors. However, Gabrys has attained the mandatory retirement age of 75, therefore, effective with the 2017 Annual Meeting, the size of the Boards will be reduced by one member for a total of 11 members.

Majority Voting Standard

Under the Corporation’s majority voting standard, as contained in the CMS Articles of Incorporation, Bylaws and the Principles, any director nominee who receives less than a majority of the votes cast by the Corporation’s shareholders at a regular election shall promptly tender his or her resignation. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director, not counting abstentions. Upon receipt of such a tendered resignation, the Governance Committees shall consider and recommend to the Boards whether or not to accept the resignation. The Boards will act on the Governance Committees’ recommendation within 90 days following certification of the shareholder vote, and contemporaneously with that action will cause the Corporation to publicly disclose the Boards’ decision whether to accept or decline such director’s resignation offer (and the reasons for rejecting the resignation offer, if appropriate). The director who tenders his or her resignation pursuant to the standard will not be involved in either the Governance Committees’ recommendation or the Boards’ decision to accept or decline the resignation. Due to complications that arise in the event of a contested election of directors, this standard would not apply in that context, and the underlying plurality vote requirement of Michigan law would control any contested director elections.

CMS ENERGY 2017 PROXY STATEMENT	8

Codes of Ethics

CMS has adopted an employee code of ethics, titled “CMS Energy 2016 Code of Conduct and Guide to Ethical Business Behavior” (“Employees’ Code”) that applies to its CEO, Chief Financial Officer (“CFO”) and Chief Accounting Officer (“CAO”), as well as all other officers and employees of the Corporation and its subsidiaries, excluding EnerBank USA which has its own code of conduct. CMS and Consumers have also adopted a director code of ethics titled “Board of Directors Code of Conduct” (“Directors’ Code”) that applies to the members of the Boards. The Governance Committees annually review the Codes and recommend changes to the Boards, as appropriate. The Employees’ Code is administered by the Chief Compliance Officer (“CCO”), who reports directly to the Audit Committees. The Audit Committees oversee compliance with the Codes. Any alleged violation of the Directors’ Code will be investigated by disinterested members of the Audit Committees, or if none, by disinterested members of the Boards. The Governance Committees would recommend appropriate action to the Boards in the event a determination is made that a director violated the Directors’ Code. The Codes and any waivers of, or amendments or exceptions to, a provision of the Employees’ Code that applies to our CEO, CFO, CAO or persons performing similar functions and any waivers of, or exceptions to, a provision of our Directors’ Code will be disclosed on our website at www.cmsenergy.com/complianceandethics. No such waivers or exceptions were granted in 2016.

Board Communication Process

Interested parties, including shareholders, employees or third parties can communicate with the Boards, Committees, the independent directors as a group, or an individual director, including our Chairman, by sending written communications c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201.

The Corporate Secretary will review and forward, as appropriate, such correspondence in order to facilitate communications with the Boards or their Committees, the independent directors or individual members.

Any shareholder, employee or third party who wishes to submit a compliance concern to the Boards or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committees, may do so by any of the following means:

All such communications will be reviewed by the CCO (who reports directly to the Audit Committees) prior to being forwarded to the Boards or applicable Committees or directors, as appropriate.

CMS ENERGY 2017 PROXY STATEMENT	9

Shareholder Engagement

As part of our overall corporate governance, the Corporation has an on-going outreach program to develop and maintain communication with its largest institutional shareholders in regards to governance and compensation issues. The Corporation values these discussions and the Board considers pertinent feedback when evaluating corporate governance and compensation issues. In addition, management regularly participates in investor and industry conferences throughout the year to discuss performance and share its perspective on Corporation and industry developments. The Board also offers channels for shareholders to contact it with any inquiry or issue, and responds as appropriate.

Succession Planning

Our Boards engage in an active succession planning process. Our Boards select a CEO and then consult with the CEO concerning the selection of a senior management team and plan for their succession. Our Compensation Committees also regularly review succession planning issues and report to the Boards. The Compensation Committees advise the Boards on succession planning, including policies and principles for executive officer selection.

Director Education

Board members are expected to attend at least one continuing education program annually, sponsored by a recognized utility industry or corporate governance organization. All director nominees who served during the entirety of 2016 attended at least one continuing education program in 2016.

Also, we have an internal director education program. The internal program includes corporate and industry information disseminated through orientation programs, business training modules and reports and operational site visits.

Related Party Transactions

CMS, Consumers or their subsidiaries may occasionally enter into transactions with related parties. “Related Parties” include directors or executive officers, beneficial owners of more than 5% of CMS common stock, family members of such persons, and entities in which such persons have a direct or indirect material interest. We consider a related party transaction to have occurred when a Related Party enters into a transaction in which we are participating, the transaction amount is more than $10,000 and the Related Party has or will have a direct or indirect material interest (“Related Party Transaction”).

In accordance with our Codes, Related Party Transactions must be pre-approved by the Audit Committees. In drawing its conclusion on any approval request, the Audit Committees consider the following factors:

●	Whether the transaction involves the provision of goods or services that are available from unaffiliated third parties;

●	Whether the terms of the proposed transaction are at least as favorable as those that might be achieved with an unaffiliated third party;

●	The size of the transaction and the amount of consideration payable to a Related Party;

●	The nature of the interest of the applicable Related Party; and

CMS ENERGY 2017 PROXY STATEMENT	10

●	Whether the transaction may involve an actual or apparent conflict of interest, or embarrassment or potential embarrassment when disclosed.

The policies and procedures relating to the Audit Committees’ approval of Related Party Transactions are found in the Codes, which are available on our website at www.cmsenergy.com/complianceandethics.

Since January 1, 2016, there are no Related Party Transactions to report.

No Pledging or Hedging

In accordance with our Codes, CMS’ and Consumers’ officers, employees and directors may not engage in pledging or purchasing on margin CMS securities, “trading” of CMS securities or selling “short” CMS securities or buying or selling puts or calls, hedges or other derivative securities relating to CMS securities, including compensatory awards of equity securities or CMS securities otherwise held, directly or indirectly, by those persons. For purposes of these Codes, “trading” means a combination or pattern of substantial or continuous buying and selling of securities with the primary objective of realizing short-term gains. Selling “short” is a technique in which investors bet on a stock price falling by selling securities they do not own with the understanding that they will buy them back, hopefully at a lower price.

Board, Committee and Director Evaluations

According to our Principles, each year the Boards and each of their standing Committees conduct a performance evaluation of their respective previous year’s performance. The Boards also conduct individual director peer evaluations periodically. The Governance Committees, in consultation with the Chairman, oversee the evaluation process.

Board and Committee Information

The CMS Board met 7 times and the Consumers Board met 6 times during 2016. Our Principles state the expectation that each director will attend all scheduled board and committee meetings of which he or she is a member, as well as the Annual Meeting. All Directors serving during 2016, attended more than 75% of the Board and assigned committee meetings. Overall, the Directors attended 97% of the Board and assigned committee meetings. All Directors attended the 2016 Annual Meeting.

The Boards each have five standing Committees including an Audit Committee, Compensation Committee, Executive Committee, Finance Committee and Governance Committee. The members and the responsibilities of the standing Committees of the Boards are listed below. Other than the Executive Committees of which Russell serves as Chair, each Committee is composed entirely of “independent” directors, as that term is defined by the NYSE listing standards and the Principles described above. Committees may also invite members of management to attend as they determine appropriate. Poppe routinely attends committee meetings.

On a regularly-scheduled basis, the non-employee directors meet in executive session (that is, with no employee directors present) and may invite such members of management to attend as they determine appropriate. At least once each year, the independent directors meet in executive session in conformance with the NYSE listing standards. In 2016, the CMS independent Directors met 6 times and the Consumers independent Directors met 5 times. Prior to the 2016 Annual Meeting, Joos presided over the executive sessions of independent directors and after the 2016 Annual Meeting, Harvey presided over the executive sessions of independent directors.

CMS ENERGY 2017 PROXY STATEMENT	11

Committees	Members *Committee Chairperson	Primary Responsibilities	Meetings in 2016
Audit Committees	Jon E. Barfield+ Richard M. Gabrys*+ (1) Philip R. Lochner, Jr. Myrna M. Soto John G. Sznewajs+ Laura H. Wright+ + “Audit Committee Financial Expert” as such term is defined by the SEC.

● Oversee the integrity of CMS’ and Consumers’ consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls and to retain CMS’ and Consumers’ independent auditors.

● Pre-approve all audit and non-audit services provided by the independent auditors, assess the independent auditors’ qualifications and independence and review the independent auditors’ performance.

● Oversee compliance with applicable legal and regulatory requirements and with the Codes, and oversee our risk management policies, controls and exposures.

● Review the performance of the internal audit function and prepare the Report of the Audit Committees for inclusion in the Proxy Statement.

			7
Compensation and Human Resources Committees	Deborah H. Butler Kurt L. Darrow Stephen E. Ewing William D. Harvey*

● Review and approve the executive compensation structure and policies and set the CEO compensation level.

● Review and recommend to the Boards incentive compensation plans, review and approve the grant of stock and other stock-based awards pursuant to the incentive plans and review and approve corporate financial and business goals and target awards, and the payment of performance incentives, pursuant to the annual incentive plans.

● Produce an annual report of the Compensation Committees to be included in the Proxy Statement as required by SEC rules and regulations.

● Review and approve the CEO’s selection of candidates for officer positions and recommend such candidates to the Boards for annual or ad hoc elections.

● Review and approve officer stock ownership guidelines and compliance.

● Review and advise the Boards concerning the management succession plan and review the organizational and leadership development plans and programs.

			6
Finance Committees	Deborah H. Butler Kurt L. Darrow Stephen E. Ewing* John G. Sznewajs Laura H. Wright	● Review and make recommendations to the Boards concerning the financing and investment plans and policies. ● Approve short- and long-term financing plans. ● Approve financial policies relating to cash flow, capital structure and dividends. ● Recommend Board action to declare dividends. ● Review and approve potential project investments and other significant capital expenditures and monitor the progress of significant capital projects.	4
Governance and Public Responsibility Committees	Jon E. Barfield Richard M. Gabrys (1) William D. Harvey Philip R. Lochner, Jr.* Myrna M. Soto

● Establish and review the Principles, identify and recommend director candidates, consider resignations of directors, review the operation and performance of the Boards and Committees and review public responsibility matters.

● Review the codes of ethics and recommend actions to the Boards in cases where directors have violated the Directors’ Code.

● Consider director candidates recommended by shareholders if they are: submitted in writing to the Corporate Secretary within the required time frame preceding the Annual Meeting; include the candidate’s written consent to serve; and include relevant information about the candidate as provided in the Bylaws and as determined by the Governance Committees.

● Review political and charitable contributions.

			4
Executive Committees	Stephen E. Ewing Richard M. Gabrys (1) William D. Harvey Philip R. Lochner, Jr. John G. Russell*	● Exercise the power and authority of the Boards as may be necessary during the intervals between meetings of the Boards, subject to such limitations as are provided by law or by resolution of the Boards.	0
(1)	Not standing for re-election in 2017.

CMS ENERGY 2017 PROXY STATEMENT	12

Proposal 1:

Elect the 11 Director Nominees to the
Corporation’s Board of Directors

There are 11 nominees for election as directors of CMS and Consumers, to hold office until the next annual meeting and until their successors are elected and qualified. The Boards believe that the nominees will be available to serve, but in the event any nominee is unable to do so, the CMS proxy will be voted for a substitute nominee designated by the Boards or the number of directors constituting the full Boards will be reduced accordingly.

All of the nominees are currently serving as directors. All eleven nominees have accepted their nomination and agree to serve if elected. One current Board member, Gabrys, is not standing for re-election to the Boards, having attained the mandatory retirement age of 75. Consequently, effective with the 2017 Annual Meeting, the size of the Boards will be reduced by one member for a total of 11 members. The name, age and business experience of each nominee follows, as well as a description of the specific experience, qualifications, attributes or skills of each nominee that led to the Boards’ conclusion that such nominee should serve as director.

CMS ENERGY 2017 PROXY STATEMENT	13

Jon E. Barfield. 65, is president and chief executive officer of LJ Holdings Investment Company LLC, a private investment company. In March 2012, he retired from Bartech Group, Inc. (“Bartech”) where he served since 1981 as president and from 1995 to March 2012 as chairman and president of this industry-leading professional services firm, with headquarters in Southfield, Michigan, delivering talent management and managed service provider solutions to Global 1000 firms. Bartech manages the daily work assignments for more than 12,000 associates and more than $4.7 billion in annual procurement for major employers around the world, making Bartech (now owned by Impellam Group, PLC) one of the largest talent acquisition and managed service provider firms in the United States. During the past five years, Barfield previously served as a director of Blue Cross Blue Shield of Michigan, Good Technology Corporation, BMC Software, Inc. and Motorola Mobility Holdings, Inc. He has been a director of CMS and Consumers since August 2005.

Barfield brings to the Boards legal knowledge and experience, having practiced corporate and securities law at Sidley Austin LLP. His qualifications to serve as a director stem primarily from his experiences as a senior leader, and his varied service as a director with considerable experience regarding legal risk oversight and risk management, financial reporting, attracting and retaining key talent and related human resources experience, corporate governance, customer service and marketing, and mergers and acquisitions. He served for many years as chairman of the audit committee of the Princeton University Board of Trustees.

Deborah H. Butler. 62, retired in October 2015 as the executive vice president of planning and chief information officer of Norfolk Southern Corporation (“Norfolk Southern”), which is engaged in the rail transportation of raw materials, intermediate products and finished goods. Butler joined Norfolk Southern in 1978 and served in positions of increasing responsibility in operations until being named assistant vice president transportation customer service in 2000 and vice president customer services in 2002, a position she held until her appointment as executive vice president in 2007. She has been a director of CMS and Consumers since January 2015.

Butler’s qualifications for service on the Boards include her extensive experience in operations, leadership, customer service, regulatory environment, strategic planning and information technology derived from her varying roles at Norfolk Southern. Butler previously served as chairman of the board of Thoroughbred Technology and Telecommunications, LLC, a Norfolk Southern subsidiary, and previously served as a board member of TTX Company, Inc., which provides railcars and related freight car management services to the North American rail industry.

CMS ENERGY 2017 PROXY STATEMENT	14

Kurt L. Darrow. 62, has served since 2003 as the president and chief executive officer of La-Z-Boy Incorporated (“La-Z-Boy”), an integrated furniture retailer and manufacturer. Since joining La-Z-Boy in 1979, he has served in positions of increased responsibility, including president of La-Z-Boy Residential, its largest division. Darrow has served as a board member of La-Z-Boy since 2003 and was elected as chairman of the Board in 2011. He has been a director of CMS and Consumers since November 2013.

Darrow’s qualifications for service on the Boards include his extensive public company experience spanning 35 years, and his thorough strategic, marketing and leadership experience and customer orientation derived from his varying roles at La-Z-Boy, including his current chairman and chief executive officer roles. Darrow is a member of the Business Leaders for Michigan, a non-profit executive leadership organization, and serves on its executive committee. He serves as a member of the ProMedica Board of Trustees and chairman of the ProMedica Monroe Regional Hospital Board of Trustees. Darrow is a former chairman of the American Home Furnishings Alliance and continues to serve as director emeritus. He served as a Trustee of Adrian College until May 2011.

Stephen E. Ewing. 73, retired in 2006 as vice chairman of DTE Energy, a Detroit- based diversified energy company involved in the development and management of energy-related businesses and services nationwide and from 2001 to 2005 was the Group President of the Gas Division of DTE Energy. He currently serves on the board of National Fuel Gas Company, a diversified energy company. He has been a director of CMS and Consumers since July 2009.

Ewing brings to the Boards valuable hands-on experience in the regulated gas and electric utility business. He was the president and chief executive officer of Michigan Consolidated Gas Company until it was acquired by DTE Energy in 2001. He was the former president and chief operating officer of MCN Energy. During his energy industry career, he also gained in-depth environmental experience related to exploration, production, drilling, mid-stream operations and hybrid vehicles. Ewing is a director of AAA Michigan and also is chairman of the Auto Club Group. He serves as director of The Auto Club Trust, FSB, which conducts business as AAA Bank, Nebraska. He previously served as chairman of The Skillman Foundation.

William D. Harvey. 68, retired in March 2012 as chairman and chief executive officer of Alliant Energy Corporation (“Alliant”) and its two utility subsidiaries, Interstate Power & Light Company and Wisconsin Power & Light Company (“WPL”). Harvey served in those positions since February 2006. Alliant is a Madison, Wisconsin-based public utility holding company, which provides regulated electricity and natural gas services through its subsidiary companies. He is a general partner of Shade Tree Investments Limited Partnership, a private family investment group. He has been a director of CMS and Consumers since August 2012. Harvey has served as Presiding Director since May 2016.

Harvey brings to the Boards legal knowledge and experience, having begun his career as an attorney in private practice and serving as General Counsel of WPL. Harvey’s qualifications for service on the Boards include his long-term experience with public utility operations and publicly traded companies, knowledge of customer perspectives, utility and environmental regulations and safety and diversity initiatives. Harvey currently serves as a director of Sentry Insurance Company.

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Philip R. Lochner, Jr. 74, is a director of Crane Co. During the past five years, he previously served as a director of CLARCOR Inc. and Gentiva Health Services, Inc. He has been a director of CMS and Consumers since May 2005.

Lochner formerly practiced law with the New York firm of Cravath, Swaine & Moore, LLP, served as a Securities and Exchange Commissioner, was general counsel and senior vice president of Time Inc., and chief administrative officer of Time Warner Inc. His qualifications for service as a director include his experience in governmental affairs, law, compensation, human resources, mergers, acquisitions, and corporate governance. Lochner also has previously served as a director of Brooklyn Bancorp and American Television and Communications, as a member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers.

Patricia K. Poppe. 48, has served since July 2016 as president and chief executive officer of CMS and Consumers. Prior to that, she served since March 2015 as senior vice president of distribution operations, engineering and transmission for CMS and Consumers, with overall responsibility for Consumers’ electric and natural gas distribution systems, energy operations and electric transmission. Prior to that, she served since January 2011 as vice president of customer experience, rates and regulation of Consumers. She has been a director of CMS and Consumers since May 2016.

Poppe is qualified to serve on the Boards based on her experience and knowledge gained in the utility and automotive industries. She has extensive utility knowledge, including customer experience and satisfaction, rates and regulation, generation, and distribution. The Boards benefit from Poppe’s prior leadership roles with DTE Energy, including overseeing five electric generating facilities, and her experience holding a variety of plant management positions in the automotive industry. She currently serves on the boards of the Business Leaders for Michigan, Detroit Regional Chamber, American Gas Association and Edison Electric Institute.

John G. Russell. 59, has served since May 2016 as Chairman of the Boards of CMS and Consumers. He served from May 2010 to July 2016 as president and chief executive officer of CMS and president and chief executive officer of Consumers. Prior to that he served from October 2004 to May 2010 as president and chief operating officer of Consumers; he served from December 2001 to July 2004 as executive vice president and president and chief executive officer—electric of Consumers; and from July 2004 to October 2004 as executive vice president and president—electric and gas of Consumers. He serves on the board of Hubbell Incorporated. He has been a director of CMS and Consumers since May 2010.

Russell is qualified to serve on the Boards based on the knowledge and experience acquired throughout his more than 30 years with Consumers. He has in-depth knowledge of all aspects of the utility. His vast experience within the regulated utility industry, hands-on experience and the leadership positions he has held have provided him with a perspective from which the Boards greatly benefit. He currently serves on the boards of Business Leaders for Michigan and Grand Valley State University. Russell previously served as a director on the Right Place Inc., Michigan Chamber of Commerce, American Gas Association and Edison Electric Institute.

CMS ENERGY 2017 PROXY STATEMENT	16

Myrna M. Soto. 48, is the senior vice president and global chief information security officer of Comcast Corporation (“Comcast”), which operates as a worldwide media and technology company. Soto served from 2009 to August 2015 as senior vice president and chief infrastructure and information security officer. Soto is responsible for the alignment and development of cyber and data security strategies and policies. Prior to joining Comcast in September 2009, Soto served since 2005 as vice president of information technology governance and chief information security officer for MGM Resorts International, a global hospitality company. Soto currently serves on the board of Spirit Airlines, Inc. She has been a director of CMS and Consumers since January 2015.

Soto brings over 20 years of focused information technology and security experience from a variety of industries, including financial services, hospitality, insurance and risk management and gaming and entertainment. Soto serves as an executive committee board member of the Hispanic IT Executive Council and as a member of the Board of Trustees of Cabrini College.

John G. Sznewajs. 49, has served since 2007 as the vice president and chief financial officer of Masco Corporation (“Masco”), which operates as a global leader in design, manufacture and distribution of branded building products. Sznewajs is responsible for strategic and operational financial functions and also has oversight of information technology and several of Masco’s European businesses. Sznewajs also served as the treasurer of Masco from 2007 until 2016. He has been a director of CMS and Consumers since July 2015.

In addition to his financial expertise, Sznewajs has almost 20 years of experience in business and corporate development. His extensive background and knowledge in financial matters, which he has gained over his career, along with in-depth experience in enterprise-wide strategy, qualify him to serve on the Boards. He serves as director and treasurer of the Detroit Zoological Society and as a trustee of The Roeper School.

Laura H. Wright. 57, founded GSB Advisory LLC to provide interim executive and financial management to growth and non-profit companies after her retirement in 2012. In September 2012, she retired from Southwest Airlines Co. (“Southwest”) as senior vice president of finance and chief financial officer, positions she had held since July 2004. During her 25-year career with Southwest, she held various positions, including vice president of finance and treasurer, treasurer, assistant treasurer and other financial roles. Southwest is based in Dallas, Texas, and is engaged in the operation of passenger airlines that provide scheduled air transportation in the United States. Wright currently serves as a trustee of Pebblebrook Hotel Trust and as a board member of TE Connectivity Ltd. She has been a director of CMS and Consumers since February 2013.

As an active certified public accountant, the Boards benefit from Wright’s extensive technical expertise and experience in financial accounting and reporting, corporate finance and risk management. She has extensive experience working in a consumer-oriented business environment. Prior to Southwest, Wright was a manager with Arthur Young & Co. in Dallas. Wright is a member of the Texas Society of Certified Public Accountants.

The Boards recommend a vote FOR the election of each director nominee named above.

CMS ENERGY 2017 PROXY STATEMENT	17

Beneficial Ownership of

CMS Common Stock

The following table shows those persons known to us as of March 7, 2017 to be the beneficial owners of more than 5% of CMS common stock:

			Number of Shares Beneficially Owned with:
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (a)	Percentage of Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
BlackRock, Inc. 55 East 52nd Street New York, NY 10055 (Schedule 13G/A filed on January 9, 2017)	28,299,593	10.10	24,915,988	None	28,299,593	None
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355 (Schedule 13G/A filed on February 10, 2017)	27,446,796	9.80	460,076	45,994	26,964,438	482,358
JP Morgan Chase & Co. 270 Park Ave. New York, NY 10017 (Schedule 13G/A filed on January 18, 2017)	18,935,609	6.70	16,988,812	190,140	18,543,682	379,949
The Bank of New York Mellon Corporation 225 Liberty Street, New York, NY 10286 (Schedule 13G/A filed on February 3, 2017)	15,247,624	5.45	14,215,974	9,355	15,236,217	11,111
State Street Corporation One Lincoln Street Boston, MA 02111 (Schedule 13G filed on February 9, 2017)	14,757,774	5.27	None	14,757,774	None	14,757,774
(a)	Based solely upon information contained in Schedules 13G and 13G/A filed by each beneficial owner with the SEC pursuant to Rule 13d-1(b) of the Exchange Act regarding their respective holdings as of December 31, 2016.

Each of these Schedule 13G and 13G/A filings indicates that these shares were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of our outstanding voting securities. The Schedules 13G and 13G/A filed by the holders identified above do not identify any shares with respect to which there is a right to acquire beneficial ownership. Except as otherwise noted, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

CMS ENERGY 2017 PROXY STATEMENT	18

The following table shows the beneficial ownership of CMS common stock as of March 7, 2017 by the directors and named executive officers of both CMS and Consumers and by all directors and executive officers as a group:

Name	Number of Shares Beneficially Owned (1)
Jon E. Barfield	24,364
Deborah H. Butler	7,638
Kurt L. Darrow	12,162
Stephen E. Ewing	33,846
Richard M. Gabrys	51,110
William D. Harvey	24,932
Philip R. Lochner, Jr.	51,112
John G. Russell	386,892
Myrna M. Soto	8,815
John G. Sznewajs	5,869
Laura H. Wright	17,420
Patricia K. Poppe	213,046
Thomas J. Webb	240,036
John M. Butler	120,088
Daniel J. Malone	160,133
Catherine M. Reynolds	125,254
All directors and executive officers (2)	1,812,903

(1)	Restricted stock awards are included in the number of shares shown above. Poppe, Webb, Butler, Malone, and Reynolds as well as all other executive officers of CMS and Consumers as a group, held 191,668, 116,824, 71,102, 75,007, 69,678 and 199,316 shares of restricted stock, respectively. The number of shares shown above includes the shares that each person or group of persons named in the table has the right to acquire within 60 days of March 7, 2017, including restricted stock units, and no shares are pledged as security. Except for Barfield, whose spouse owns 500 shares of CMS common stock, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.

(2)	This group includes the directors of CMS, who also serve as the directors of Consumers, and the executive officers of both CMS and Consumers. As of March 7, 2017, the directors and executive officers of CMS and Consumers collectively owned approximately 1.0% of the outstanding shares of CMS common stock. Each of the persons named in the table above individually owns less than 1.0% of the outstanding shares of CMS common stock.

CMS ENERGY 2017 PROXY STATEMENT	19

Section 16(a)

Beneficial Ownership

Reporting Compliance

Executive officers, Directors and beneficial owners who own more than 10% of the outstanding shares of CMS Common Stock are required by Section 16(a) of the Exchange Act:

●	to file reports of their ownership and changes in such ownership of CMS Common Stock or Consumers equity securities or related derivative securities with the SEC and the NYSE; and

●	to furnish management with copies of the reports.

To management’s knowledge, based upon a review of reports filed with the SEC and representations received from our directors and executive officers, during 2016, CMS and Consumers directors, executive officers and more than 10% beneficial owners made all required Section 16(a) filings on a timely basis.

Compensation Discussion
and Analysis

In this section, we describe and discuss our executive compensation program, including its objectives and elements, as well as determinations made by the Compensation Committees regarding the compensation of our CEO, CFO and the three other most highly compensated executive officers of each of CMS and Consumers, who we collectively refer to as our “named executive officers” (“NEOs”).

Executive Summary

CMS’ 2016 Performance Highlights

CMS Energy delivered another year of strong operational and financial performance in 2016.

●	Safety: We recorded the safest year in our Company’s history in 2016 and continued improvement in our ultimate goal of sending every employee home safely by reducing safety incidents by 31% from 2015.

●	Quality: We improved customer satisfaction, as measured by a national survey, in both our electric and gas business.

●	Cost: We lowered customers’ costs, which included reducing operating expenses by 6% in 2016 and restructuring third party power supply contracts to save customers $45 million or 1.0% to 1.5% per year.

●	Delivery: We continued to become a cleaner electric generation fleet with the retirement of 950 MW of coal based generation while maintaining above industry average reliability.

●	Financial: We delivered consistent financial performance with 2016 Earnings Per Share (“EPS”), as defined below, of $2.02 marking the 14th year of delivering at the top end of our earnings guidance.

●	EPS growth with three-year and five-year average growth of 7%.

CMS ENERGY 2017 PROXY STATEMENT	20

●	Operating Cash Flow (“OCF”), as defined below, of $1,720 million is 11% higher than the 2016 target of $1,550 million and delivered continued positive OCF that is up $800 million since 2009.

●	Total Shareholder Return (“TSR”), as defined below, was 19% and marked the tenth year with performance above or at the median of our Performance Peer Group.

CMS ENERGY 2017 PROXY STATEMENT	21

(1)	The companies included in the Performance Peer Group are detailed in the Objectives of Our Executive Compensation Program section of this Compensation Discussion and Analysis.

A reconciliation of all non-GAAP measures found in this Proxy Statement is in Appendix A.

Based on these achievements, our CMS Incentive Compensation Plan for CMS and Consumers Officers ( “Annual Incentive Plan”) paid out at 141% of target and our long-term incentive (“LTI”) program paid out at 171% of target for the performance-based portion. The LTI performance-based payout was based on awards granted in 2013, with the payout of such awards determined based on the Corporation’s relative TSR performance from January 2013 to January 2016.

Program Design

We have designed our executive compensation elements to be balanced and simple, placing emphasis on consistent, sustainable and superior absolute and relative performance. The following elements deliver our executive total direct compensation: base salary, annual incentive and LTI.

BASE SALARY. Base salary is targeted to approximate the median of a peer group made up of companies of similar business profile and size, and to reflect individual performance and internal considerations.

ANNUAL INCENTIVE. Annual incentive awards are based on the achievement of EPS (70% of annual incentive) and OCF (30% of annual incentive) goals.

The 2016 EPS target of $1.99, which represented 5% growth, was set at a growth rate based on the actual 2015 EPS results.

The OCF target for 2016 was established based on the Board-approved budget for the year at $1,550 million, the same as the 2015 target, which took into consideration the Company’s expected performance and external factors impacting the Company.  The Company expected that normal growth in business would be offset by the reduction in securitization revenues (resulting from $72 million expiry of 2001 securitization surcharge) and the working capital impacts of unusually warm weather in November and December of 2015, each of which were expected to reduce cash collections in 2016.

We pay an annual incentive only if the Corporation’s EPS or OCF meet or exceed the threshold levels set in January of each year. EPS and OCF are used to determine the annual incentive payout because

CMS ENERGY 2017 PROXY STATEMENT	22

the Compensation Committees believe that these two metrics are the building blocks for growing the value of the Corporation and are good indicators of how well we are executing our customer focused strategy. We place more weight on EPS to reflect the Corporation’s and shareholders’ focus on EPS growth. The payout may be increased or reduced by 10% based on the results of the operating metrics under the Consumers’ Annual Employee Incentive Compensation Plan (“Consumers Incentive Plan”). This alignment with operational performance and the broader employee population is an important aspect of our program design.

LONG TERM INCENTIVE. The LTI program consists of performance-based restricted stock (75% of total LTI) and tenure-based restricted stock (25% of total target LTI).

The 2016 performance-based portion is eligible to vest after three years dependent upon our TSR performance and adjusted EPS growth (each weighted equally) relative to the Performance Peer Group. The 2016 LTI program is distinct from the annual incentive program in that it focuses on relative multi-year performance rather than absolute one-year performance. The tenure-based portion vests on the third anniversary of the award date.

Our 2016 LTI program is based on relative TSR performance and relative adjusted EPS growth because these measures offer a head-to-head comparison of how well our management team performed compared to other management teams in our industry and further motivate management to increase shareholder and customer value through stock price and earnings growth.

We award a portion of equity compensation based on continued employment (“tenure-based”). The tenure-based restricted stock helps build executive share ownership and alignment with shareholders while serving as an additional retention mechanism that is not subject to the year-to-year fluctuations of any performance measurement but the value is subject to the performance of our stock price.

The 2016 advisory vote to approve executive compensation, as described in the 2016 Proxy Statement, resulted in a high level of shareholder support with approximately 93% of votes cast in favor of the proposal.  We continued to employ the same performance-oriented program design in 2016.

CMS ENERGY 2017 PROXY STATEMENT	23

Best Practices

We annually review all elements of the Corporation’s executive compensation program and, in addition to complying with required rules, we adopt current best practices where appropriate for our business and shareholders. As a result,

We Have …

●	Very limited perquisites. No planes, cars, clubs, security or financial planning. The principal perquisite provided to our executives in 2016 was an annual mandatory physical examination for each NEO;

●	Clawbacks in place for the annual incentive and LTI awards;

●	Stock ownership guidelines for NEOs and directors, which exclude unvested performance-based restricted stock awards when determining compliance;

●	Change-in-control agreements that require a double-trigger for the accelerated vesting of equity awards;

●	A policy that prohibits hedging and pledging of the Corporation’s securities by employees and directors;

●	Annual reviews of our compensation and performance peer groups; and

●	Regular briefings from the Compensation Committee’s independent compensation consultant regarding key trends and legislative and regulatory updates.

We Don’t Have ...

●	Dividends paid on unvested performance-based restricted stock awards. In lieu of dividends, recipients receive additional shares of restricted stock that vest based on the same performance measures applicable to the underlying restricted stock;

●	Employment agreements. Our executive agreements are limited to severance, separation and change-in-control. Base salary and annual incentive severance amounts do not exceed three times the NEO’s base salary and annual incentive amount, with an average of two times; and

●	Tax gross-ups. New severance, separation and change-in-control agreements extended by the Compensation Committees since 2011 do not contain tax gross-ups.

CMS ENERGY 2017 PROXY STATEMENT	24

CEO Transition

On July 1, 2016, John G. Russell retired from his position as CMS and Consumers president and CEO. Patricia K. Poppe succeeded Mr. Russell as the CMS and Consumers president and CEO. In recognition of her new role and responsibilities, the Compensation Committees increased Ms. Poppe’s base salary to $950,000 and increased her target annual incentive to 100% of base salary. No stock award was granted to Ms. Poppe at the time of her election as CMS and Consumers president and CEO.

The remainder of this Compensation Discussion and Analysis offers a detailed explanation of our NEO compensation program.

Objectives of Our Executive Compensation Program

The Compensation Committees are responsible for approving the compensation program for our NEOs. The Compensation Committees act pursuant to their Charter that is annually reviewed by our Boards and is available on our website.

Our NEO compensation program is organized around four principles:

●	Align With Increasing Shareholder Value;

●	Enable Us to Compete for and Secure Top Executive Talent;

●	Reward Measurable Results; and

●	Be Fair and Competitive.

Align With Increasing Shareholder Value

We believe that a substantial portion of total compensation should be delivered in the form of at-risk equity in order to further align the interests of our NEOs with the interests of our shareholders and customers. Equity compensation is provided through the Performance Incentive Stock Plan (“Stock Plan”). In 2016, awards were subject to the achievement of relative TSR performance and relative EPS growth goals, each weighted equally, over a three-year performance period.

The following chart is an illustration of the pay mix for the current CEO and our continuing NEO’s, assuming target performance.

On July 1, 2016, Ms. Poppe succeeded Mr. Russell as the CMS and Consumers president and CEO. This chart excludes Mr. Russell and is based on Ms. Poppe’s targeted compensation mix as of December 31, 2016.

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Enable Us to Compete for and Secure Top Executive Talent

Shareholders are best served when we can attract, retain and motivate talented executives. We create a compensation package for NEOs that delivers total compensation targeted at the 50th percentile of the market. For utility-specific roles, the market is defined by the Compensation Committees’ approved Compensation Peer Group. The Compensation Peer Group consists of energy companies comparable in business focus and size to CMS with which we might compete for executive talent. For other roles, size-adjusted public utility sector and general industry data are developed to represent the competitive market. Given that she was promoted on July 1, 2016, the CEO’s base salary, total cash compensation, target LTI, and total direct compensation for 2016 were each below the median of the Corporation’s Compensation Peer Group.

Annually, the Compensation Committees engage a consultant to provide advice and information regarding compensation practices of the Compensation Peer Group as well as additional information from published surveys of compensation in the public utility sector and general industry.

During the Compensation Committees’ review of the CEO’s and other officers’ compensation levels, the Compensation Committees considered the advice and information received from Pay Governance LLC (“Pay Governance”), the Compensation Committees’ independent compensation consultant; however, the Compensation Committees were ultimately responsible for determining the form and amount of executive compensation. During the time that Pay Governance has been engaged as the compensation consultant, Pay Governance has not performed any services on behalf of the management of CMS or Consumers or otherwise been considered to have a conflict of interest regarding CMS or Consumers. The Compensation Committees must direct and approve any work Pay Governance may undertake on behalf of the management of CMS or Consumers.

The Compensation Peer Group data, where available by position, serves as the primary reference point for pay comparisons of utility-specific roles. Broader survey data and published proxy data are also provided by the compensation consultant as a point of reference for utility specific roles and comparisons of general industry roles (primarily for staff positions). Where available by position, Pay Governance gathers compensation data from Willis Towers Watson’s Energy Services Executive Database (which includes over 60 investor-owned utilities) and Willis Towers Watson’s General Industry Executive Database (which includes more than 450 participating companies), which it regresses based on CMS’ revenues to provide additional market context to the Compensation Peer Group. In selecting members of the Compensation Peer Group, financial and operational

CMS ENERGY 2017 PROXY STATEMENT	26

characteristics are considered. The criteria for selection of the Compensation Peer Group included comparable revenue, approximately $2.4 billion to $13.4 billion (ranging from approximately 34% to 187% that of CMS), relevant industry characteristics, business mix (revenue mix between regulated and non-regulated operations) and availability of compensation and financial performance data.

The Compensation Peer Group has remained unchanged since 2014 and is composed of the following companies.

Alliant Energy Corporation	Entergy Corporation	PPL Corporation
Ameren Corporation	Eversource Energy	Public Service Enterprise Group Incorporated
Atmos Energy Corporation	Hawaiian Electric Industries, Inc.	SCANA Corporation
CenterPoint Energy, Inc.	NiSource Inc.	Sempra Energy
Consolidated Edison, Inc.	OGE Energy Corp.	TECO Energy, Inc. (1)
DTE Energy Company	Pepco Holdings, Inc.	WEC Energy Group, Inc.
Edison International	Pinnacle West Capital Corporation	Xcel Energy Inc.

(1)	TECO Energy, Inc. was acquired by Emera Incorporated effective July 1, 2016. Standalone pay data for TECO Energy, Inc. was available at the time of the Compensation Peer Group analysis.

The Compensation Committees recognize that there is a difference between the companies against which we compete for executive talent (“Compensation Peer Group”) and the companies against which we compete for capital (“Performance Peer Group”) and therefore use different peer groups for these two different purposes. For this reason, the Compensation Committees approved the use of the Compensation Peer Group shown above, for evaluating 2016 NEO compensation decisions and a larger peer group, the Performance Peer Group shown below, as a reference for relative performance. The Performance Peer Group is used to measure TSR performance and EPS growth for vesting determination under the LTI program. The Compensation Committees’ rationale for using two peer groups is to provide appropriate comparative companies relative to the different attributes being evaluated for compensation and relative performance purposes. In addition, the larger Performance Peer Group considered by the Compensation Committees was intended to provide for better gradation of resulting performance position than the Compensation Peer Group could have, given its size.

For awards made in 2016, the Performance Peer Group was composed of the publicly traded utilities included in the S&P 500 and S&P Midcap 400 indexes. If a Performance Peer Group company is no longer trading as of the LTI vesting date they are excluded from LTI performance calculation.

CMS ENERGY 2017 PROXY STATEMENT	27

AGL Resources Inc.	Exelon Corporation	PPL Corporation
Alliant Energy Corporation	FirstEnergy Corp.	Public Service Enterprise Group Incorporated
Ameren Corporation	Great Plains Energy Incorporated	Questar Corporation (2)
American Electric Power Company, Inc.	Hawaiian Electric Industries, Inc.	SCANA Corporation
Aqua America, Inc.	IdaCorp, Inc.	Sempra Energy
Atmos Energy Corporation	MDU Resources Group, Inc.	The Southern Company
Black Hills Corporation	National Fuel Gas Company	Talen Energy Corporation
CenterPoint Energy, Inc.	NextEra Energy, Inc.	TECO Energy, Inc.
Cleco Corporation	NiSource Inc.	The AES Corporation
Consolidated Edison, Inc.	NRG Energy, Inc.	UGI Corporation
Dominion Resources, Inc.	OGE Energy Corp.	Vectren Corporation
DTE Energy Company	ONE Gas, Inc.	WEC Energy Group, Inc.
Duke Energy Corporation	Pepco Holdings, Inc. (1)	Westar Energy, Inc.
Edison International	PG&E Corporation	WGL Holdings, Inc.
Entergy Corporation	Pinnacle West Capital Corporation	Xcel Energy Inc.
Eversource Energy	PNM Resources, Inc.

(1)	Pepco Holdings, Inc. merged with Exelon Corporation effective March 23, 2016.
(2)	Questar Corporation merged with Dominion Resources, Inc. effective September 16, 2016.

Reward Measurable Results

Base salary is reviewed annually and may be adjusted based on a variety of factors including each NEO’s overall performance (both individual and functional) and tenure. The CEO recommends annual base salary adjustments and annual restricted stock awards for all officers, other than the CEO. When making adjustments the Compensation Committees consider the CEO’s recommendations, along with Compensation Peer Group and other market data from surveys provided by the independent compensation consultant. CEO base salary is determined solely by the Compensation Committees and considerations include Compensation Peer Group data, other market data and overall Corporation and CEO performance. All decisions for 2016 made with respect to the NEO’s other than the CEO were made after deliberation with Mr. Russell prior to July 1, 2016 and Ms. Poppe after July 1, 2016.

Annual incentives, the other form of cash compensation, provide for award opportunities to each NEO under the Annual Incentive Plan. The Annual Incentive Plan pays incentives on the basis of performance for a one-year period. Performance objectives under the Annual Incentive Plan are developed at the start of each year through an iterative process. Management, including executive officers, develops preliminary recommendations for the Compensation Committees’ review and approval. For 2016, the Annual Incentive Plan targeted awards varied from 60% to 100% of each NEO’s base salary, but payout could range from zero to two times the target level depending on performance against specific corporate performance goals.

For 2016, 75% of the equity compensation granted to the NEOs was performance-based, designed to reward measurable results. Vesting of such awards is subject to the achievement of relative TSR performance and relative EPS growth goals, each weighted equally, over a three-year performance period.

CMS ENERGY 2017 PROXY STATEMENT	28

The table below illustrates the manner in which: (a) the overall mix of total compensation was allocated between performance-based and fixed elements for each NEO; (b) performance-based compensation was allocated between annual and long-term incentives; and (c) total compensation was allocated between cash and equity.

2016 TOTAL COMPENSATION MIX TABLE (1)

	Percent of Total Compensation That is:		Percent of Performance-Based Total Compensation That is:		Percent of Total Compensation That is:
	Performance-Based (2)	Fixed (3)	Annual (4)	Long-Term (5)	Cash-Based (6)	Equity-Based (7)
Patricia K. Poppe	73%	27%	37%	63%	54%	46%
Thomas J. Webb	70%	30%	25%	75%	47%	53%
John M. Butler	69%	31%	27%	73%	49%	51%
Daniel J. Malone	69%	31%	27%	73%	49%	51%
Catherine M. Reynolds	66%	34%	31%	69%	54%	46%
John G. Russell (8)	90%	10%	11%	89%	20%	80%

(1)	For purposes of this table, (i) “total compensation” includes the sum of base salary, Annual Incentive Plan target amount and the market value determined on the date of grant (assuming performance-based restricted stock at target and excluding dividend equivalents) of the Stock Plan equity awards; and (ii) Annual Incentive Plan and Stock Plan equity award values are each shown at target based on compensation as of December 31, 2016. Thus, these figures will not match those shown in the Summary Compensation Table.

(2)	Amounts in this column represent Annual Incentive Plan plus Stock Plan equity award value (performance and tenure) divided by total compensation.

(3)	Amounts in this column represent base salary divided by total compensation.

(4)	Amounts in this column represent Annual Incentive Plan divided by Annual Incentive Plan plus Stock Plan equity award value.

(5)	Amounts in this column represent Stock Plan equity award value divided by Annual Incentive Plan plus Stock Plan equity award value.

(6)	Amounts in this column represent base salary plus Annual Incentive Plan divided by total compensation.

(7)	Amounts in this column represent Stock Plan equity award value divided by total compensation.

(8)	Table illustrates amounts earned before Mr. Russell’s retirement on July 1, 2016.

Be Fair and Competitive

We strive to create a compensation program that is fair and competitive, both internally and externally. This is accomplished by evaluating each NEO’s individual performance and by comparing our NEOs’ compensation to:

●	officers of the Compensation Peer Group (as well as other market data as described above), as a means to measure external fairness; and

●	other senior employees of CMS, as a means to measure internal fairness.

USE OF TALLY SHEETS. At least annually, the Compensation Committees review tally sheets for each of the NEOs. These tally sheets reflect all components of compensation, including base salary, short-term (annual) and LTI compensation, retirement benefits, deferred compensation benefits, death benefits, and benefits or payments that would be payable in connection with a termination of employment or change-in-control. Tally sheets are provided to the Compensation Committees to show how various compensation and benefit amounts are interrelated and how a change in one component of compensation impacts other components and to enable the Compensation Committees to quantify amounts payable upon various termination scenarios.

CMS ENERGY 2017 PROXY STATEMENT	29

The overall purpose of these tally sheets is to consolidate all of the elements of actual and potential future compensation of our NEOs, as well as information about wealth accumulation. Using tally sheets, an analysis can be made of both the individual elements of compensation (including the compensation mix) and the aggregate total amount of actual and projected compensation. Tally sheet information is used in various aspects of the analysis and compensation decision-making process including consideration of the management team’s internal pay equity.

The Elements of Our Executive Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why we chose to include the items in the compensation program.

Cash Compensation

Cash compensation is paid in the form of base salary and annual incentive. Our 2016 compensation program for NEOs was designed so that the percentage of target cash compensation for our NEOs is comparable to the median of the Compensation Peer Group. That strategy resulted in cash-based compensation (as a percentage of total compensation) representing approximately 54% for the current CEO and 47% to 54% for the other continuing NEOs. The components making up the cash portion of total compensation are described in more detail below.

BASE SALARY. Base salary is included in the NEO’s annual compensation package because we believe it is appropriate that some portion of NEO compensation be provided in a form that is fixed and liquid. Each January, the Compensation Committees determine the base salary for each NEO. In addition, base salaries may be adjusted during the year to reflect increases in job responsibilities or promotions. Changes in base salary year-over-year are dependent on comparison to market data, past performance and expected future contributions of each individual. The annual increases in base salaries for NEOs in 2016 were as follows:

	12/31/2015 Base Salary	12/31/2016 Base Salary	Percentage Increase
Patricia K. Poppe	$430,000	$950,000	120.9% (1)
Thomas J. Webb	$695,000	$705,000	1.4%
John M. Butler	$470,000	$490,000	4.3%
Daniel J. Malone	$465,000	$490,000	5.4%
Catherine M. Reynolds	$450,000	$550,000	22.2% (2)
John G. Russell	$1,200,000	$636,000	6.0% (3)

(1)	Ms. Poppe’s increase is based on the salary of $950,000 approved upon her promotion to president and CEO effective July 1, 2016 and was determined after considering the Corporation’s historical compensation pay practices and Compensation Peer Group data.

(2)	Ms. Reynold’s increase is based on the salary of $550,000 approved upon the addition of responsibilities for Risk effective September 1, 2016.

(3)	The 6% increase is based on Mr. Russell’s approved annual salary of $1,272,000 effective January 1, 2016. However, Mr. Russell retired, effective July 1, 2016, and his 2016 base salary earned before retirement on July 1, 2016 was $636,000.

CMS ENERGY 2017 PROXY STATEMENT	30

ANNUAL INCENTIVE. We use performance-based incentives as an element of compensation because they enable us to provide an incentive to our NEOs to accomplish specific performance priorities for CMS and provide additional cash compensation only if performance goals approved by the Compensation Committees are achieved. Generally, the threshold, target and maximum performance goals are set so that the difficulty in achieving the target level is consistent from year to year. For 2016, the Annual Incentive Plan was based on our success in meeting established EPS and OCF goals described later in this Compensation Discussion and Analysis. The performance goals are set to provide consistent earnings growth and cash flow and are based on historical and forecasted financial performance, and analysis of peer performance goal guidelines.

Under the Annual Incentive Plan, which is intended to meet the requirements of IRC Section 162(m), the maximum amount that can be awarded to any one person is $2.5 million in any one performance year; however, this amount is not reachable by the current payout formulas established for each executive.

The Annual Incentive Plan allows the Compensation Committees to exercise “negative discretion” to reduce or eliminate payouts, but does not allow discretion to increase payouts. The Compensation Committees did not exercise discretion in 2016.

Target incentives under the Annual Incentive Plan were approved in January 2016 by the Compensation Committees. In determining the amount of target incentives, the following factors were considered:

●	the target incentive level and incentives paid in recent years;

●	the relative importance, in any given year, of each performance goal established pursuant to the Annual Incentive Plan; and

●	the advice of the compensation consultant as to compensation practices at other companies in the Compensation Peer Group and within the utility industry.

Payments under the Annual Incentive Plan can range, on the basis of performance, from 15% (threshold) to 200% (maximum) of the target incentive. There is a minimum payout if either a threshold EPS performance goal of $0.14 less than target is achieved or a threshold OCF performance goal of $100 million less than target is achieved and there is a maximum payout if EPS performance of $0.14 more than target is achieved and OCF performance of $200 million more than target is achieved.

The following is the payout matrix for the Annual Incentive Plan for 2016. Payouts for performance between performance levels will be determined based on mathematical extrapolation.

OCF Component (Millions) EPS Component	<$ 1,450	$ 1,450	$ 1,500	$ 1,550	$ 1,600	$ 1,650	$ 1,700	$ 1,750
<$1.85	None	15%	23%	30%	38%	45%	53%	60%
$1.85	35%	50%	58%	65%	73%	80%	88%	95%
$1.92	53%	68%	75%	83%	90%	98%	105%	113%
$1.99	70%	85%	93%	100%	108%	115%	123%	130%
$2.03	87%	103%	110%	118%	125%	133%	140%	148%
$2.06	105%	120%	128%	135%	143%	150%	158%	165%
$2.10	123%	138%	145%	153%	160%	168%	175%	183%
$2.13	140%	155%	163%	170%	178%	185%	193%	200%

The annual award will be reduced by 10% if there is no award earned under the operational metrics of the Consumers Incentive Plan and the award will be increased by 10% (but in no event shall the award exceed

CMS ENERGY 2017 PROXY STATEMENT	31

the maximum of the target annual incentive) if the maximum payout is achieved under the operational metrics of the Consumers Incentive Plan (potential adjustment referred to as “Consumers Incentive Plan modifier”). This potential adjustment provides linkage of executive compensation with the Corporation’s performance goals related to safety, reliability and customer value. No adjustments to the 2016 Annual Incentive Plan were made as the Consumers Incentive Plan achieved 8 of the 11 operational goals, which did not result in the maximum payout being achieved.

PLAN PERFORMANCE FACTOR. We refer to EPS and OCF performance under the Annual Incentive Plan as the “Plan Performance Factor.” Under the Annual Incentive Plan, EPS is determined in accordance with Generally Accepted Accounting Principles (“GAAP”), excluding asset sales, changes in accounting principles from those used in the budget, large restructuring and severance expenses greater than $5 million, legal and settlement costs or gains related to previously sold assets, and regulatory recovery for prior year changes. Under the Annual Incentive Plan, OCF is also determined in accordance with GAAP, with adjustments to include changes in power supply cost recovery from budget (disallowances excluded), changes in pension contribution and gas-price changes (favorable or unfavorable) related to gas cost recovery in January and February of the following performance year and changes in accounting principles from those used in the budget. For 2016, EPS performance constituted 70% of the Plan Performance Factor and OCF performance constituted the remaining 30% of the Plan Performance Factor. The Compensation Committees believe that the allocation between EPS and OCF performance aligns our performance objectives with our Peer Group and the Corporation’s utility- focused strategy.

2016 EPS was $2.02, which exceeded the target of $1.99, resulting in achievement of 102% of target and a 121% payout for this metric. OCF was $1,720 million, which was above the target of $1,550 million, resulting in achievement of 111% of target and a 185% payout for this metric. The 2016 Plan Performance Factor, reflecting achievement levels of both of these performance goals and weighting assigned to each goal, resulted in a 141% of target award payout.

ANNUAL AWARD FORMULA. Annual awards for each eligible officer are based upon a standard award percentage of the officer’s base salary for the performance year and are calculated and made as follows:

Individual Award = Base Salary X Standard Award Percentage X Plan Performance Factor X Consumers Incentive Plan modifier.

The Standard Award Percentages for officers are determined annually by the Compensation Committees as discussed above. Standard Award Percentages of base salary for NEOs in 2016 were as follows:

Patricia K. Poppe	100%
Thomas J. Webb	60%
John M. Butler	60%
Daniel J. Malone	60%
Catherine M. Reynolds	60%
John G. Russell	100%

A new officer participant, whether hired or promoted to the position, or an officer promoted to a higher Standard Award Percentage during the performance period will receive a pro rata award based on the percentage of the performance year in which the officer is in a particular Standard Award Percentage. Ms. Poppe was the only NEO who received a Standard Award Percentage increase in 2016. This increase from 60% to 100% was a result of her promotion to the position of president and CEO in July 2016 and was determined based on the Corporation’s historical compensation practices and Compensation Peer Group data. Ms. Poppe’s annual incentive payment was prorated based on the

CMS ENERGY 2017 PROXY STATEMENT	32

percentage of the performance year in which she was Senior Vice President, (60%) and President and CEO (100%).

A NEO whose status as an active employee is changed during the performance year due to retirement will receive a pro rata award based on actual performance and the months of service provided during the performance year. Mr. Russell’s annual incentive payout was prorated based on his July 1, 2016 retirement date.

Equity Compensation

We have generally followed a practice of making all equity awards to our officers on a single date each year. We do not have any program, plan or practice to time annual equity awards to our executives in coordination with the release of material non-public information. In 2016, equity awards were made in January and are planned to be made in January on an on-going basis. This enables the Compensation Committees to review total compensation holistically at one time and adjust the levels of various compensation elements and compensation mix as necessary for each individual.

STOCK PLAN. As previously indicated, we provide a substantial portion of NEO compensation in the form of equity awards because we believe that such awards serve to align the interests of NEOs with our shareholders and customers. Equity awards to our NEOs are made pursuant to our Stock Plan, which was approved by shareholders in May 2014, and took effect June 1, 2014. The Stock Plan permits awards in the form of stock options, incentive options, stock appreciation rights, restricted stock, restricted stock units, phantom shares and performance units. The minimum vesting period under the stock plan is 36 months for restricted stock and 36 months for stock options and stock appreciation rights. No dividends are paid on unvested performance-based stock awards. In lieu of dividends, recipients receive additional shares of restricted stock that vest based on the same performance measures applicable to the underlying restricted stock.

AWARD OF RESTRICTED STOCK. At the present time, we believe that performance-based restricted stock is an effective form of equity compensation because of the alignment it creates with shareholders. After the vesting, there is no holding period requirement as long as specific stock ownership guidelines have been met by the NEO (see Corporate Governance as it Relates to Executive Compensation, Stock Ownership Guidelines, below). The Stock Plan also contains a clawback provision (see Corporate Governance as it Relates to Executive Compensation, Clawback Provisions, below).

Since 2011, three-quarters of the restricted stock awards have been delivered as performance-based and one-quarter as tenure-based, to deliver a substantial portion of each NEO’s compensation in the form of at-risk compensation. The performance criteria for the performance-based restricted stock awards is a comparison of the TSR performance and EPS growth of the Corporation to the same criteria of the Performance Peer Group, each weighted equally, utilizing the following relative pay to performance schedule:

RELATIVE TO PERFORMANCE

Achievement Level	Peer Group	Award Level
Minimum	30th Percentile	50%
Target	Median	100%
70th Percentile	70th Percentile	150%
Maximum	90th Percentile	200%

If CMS’ TSR performance or EPS growth is less than 0% for the three-year period, the total payout for the three-year period cannot exceed 100% of the total award based on relative TSR performance or EPS

CMS ENERGY 2017 PROXY STATEMENT	33

growth to the Performance Peer Group. The 20-day stock price averages preceding and including the award date and preceding and including the three-year anniversary of the award date are used to determine the relative TSR performance. The EPS growth is determined over the three-year performance period beginning with the start of the fiscal year of the grant and ending at the close of the third fiscal year. The 2016 tenure-based awards vest if the NEO remains employed by the Corporation on the three-year anniversary of the date of the award, subject to prorated vesting upon an earlier retirement or termination due to disability.

In 2016, the performance-based restricted stock awards granted in 2013 completed the three-year performance period. The 2013 performance-based restricted stock awards vested based only upon the Corporation’s relative TSR performance. Our TSR for the three-year performance period (January 2013 to January 2016) was 59% while the median TSR for our Performance Peer Group was 44%, placing CMS, by comparison, in the 78th percentile. This resulted in the 2013 performance-based restricted stock award vesting at 171% of target.

In determining the amount of equity compensation that is provided to each NEO in a given year, we consider factors such as retention and incentive practices, the relative percentages of cash and equity paid by the Compensation Peer Group and other market data. Based on these factors, the CEO recommends to the Compensation Committees restricted stock awards for the NEOs, other than the CEO. The Compensation Committees review and approve or modify the equity grants to the other NEOs. CEO restricted stock awards are determined based principally on overall CEO performance and Compensation Peer Group data.

Increases in 2016 equity target awards were intended to better align equity awards with the market.

OPTION GRANTING PRACTICES. There have been no stock option grants since August 2003 and there are no outstanding options. The Compensation Committees periodically consider the use of stock options as part of the current compensation package for officers but have determined not to include stock options for LTI at this time. If a stock option were to be granted, the stock plan prohibits:

●	re-pricing of restricted stock options by reducing the exercise price,

●	buy-backs, and

●	cancellation of previously granted stock options and subsequent re-grant at a lower exercise price than the canceled stock option.

Perquisites

As part of our competitive compensation plan, our NEOs are eligible for limited perquisites provided by or paid for by us, which include an annual mandatory executive physical examination, retired executive survivor benefits and relocation expenses. Perquisites provided to our NEOs are reviewed on a regular basis. In 2016, we paid no relocation expenses to NEOs.

Physical Examination

The annual mandatory physical examinations for all NEOs are at a facility of CMS’ choosing and at CMS’ expense. The physical is required because the Compensation Committees believe that it is an effective method of protecting the NEOs and the Corporation from preventable health-related disruptions.

Retired Executive Survivor Benefit

The retired executive survivor benefit plan, which has been closed to new participants since July 1, 2011, provides a survivor benefit after retirement for certain employees who held high-level management or executive positions prior to their retirement. This self-funded plan is a

CMS ENERGY 2017 PROXY STATEMENT	34

supplement to the retired employees’ group term life insurance plan. For additional information regarding the retired executive survivor benefit, see Potential Payments upon Termination or Change-in-Control, below.

Post-Termination Compensation

SEVERANCE AND CHANGE-IN-CONTROL BENEFITS. Certain NEOs are eligible to receive severance payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance as well as change-in-control benefits upon a qualifying event or circumstance after there has been a change-in-control of CMS. For additional information regarding severance and change-in-control benefits, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had a qualifying termination or change-in-control occurred on December 31, 2016, see Potential Payments upon Termination or Change-in-Control, below.

We believe that these severance and change-in-control arrangements are an important part of our executive compensation program and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern they may have regarding their own continued employment, prior to or following a change-in-control. These agreements are useful for recruitment and retention as nearly all members of the Compensation Peer Group have comparable terms and conditions in place for their senior employees.

Deferred Compensation Plans

We have two deferred compensation plans that allow certain employees, including our NEOs, to defer receipt of base salary and/or incentive payments: Deferred Salary Savings Plan (“DSSP”) and the Annual Incentive Plan. The Annual Incentive Plan allows for deferral of up to 100% of the annual incentive award. CMS does not match incentive amounts that are deferred pursuant to the Annual Incentive Plan. Participants have only an unsecured contractual commitment from us to pay the amounts due under both the DSSP and the Annual Incentive Plan. For additional information regarding the DSSP, see DSSP, under Narrative to 2016 Nonqualified Deferred Compensation Table, below.

We offer these plans to be competitive with market practice and to permit highly taxed employees to defer the obligation, at their discretion, to pay taxes on certain elements of compensation that they are entitled to receive. The provisions of the DSSP and the Annual Incentive Plan permit them to do this while also receiving investment returns on deferred amounts. We believe these benefits are useful as retention and recruitment tools as many of the Compensation Peer Group companies provide similar plans to their senior employees.

Tax Qualified Pension and Retirement Plans

The Corporation sponsors tax-qualified pension and retirement savings plans that cover a broad group of employees.

Consumers Pension Plan

The Consumers Pension Plan (“Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers salaried employees hired on or before June 30, 2003. Each of the NEOs, except for Ms. Poppe and Mr. Butler participates in the Pension Plan. Mr. Malone qualifies for the Pension Plan based on his years of service prior to being rehired on August 14, 2006. For additional information regarding the Pension Plan, see Pension Plan, under Narrative to 2016 Pension Benefits and DB SERP Table, below.

CMS ENERGY 2017 PROXY STATEMENT	35

Defined Company Contribution Plan

Salaried employees, including NEOs, hired after June 30, 2003 are eligible to participate in the Defined Company Contribution Plan (“DCCP”). CMS provides a contribution ranging from 5% to 7% of regular compensation based on tenure to the DCCP on behalf of the employee. Ms. Poppe and Mr. Butler are the only NEOs covered under the DCCP. For additional information regarding the DCCP, see DCCP, under Narrative to 2016 All Other Compensation Table, below.

Supplemental Executive Retirement Plans (“SERP”)

The Corporation maintains two supplemental executive retirement plans that allow certain employees, including eligible NEOs, to receive benefits in excess of the benefits that would be payable under the Pension Plan and DCCP.

Defined Benefit SERP

The Defined Benefit SERP (“DB SERP”) is an unfunded plan, paid out of our general assets, which provides an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan (ignoring IRC limits) and the amount payable under the Pension Plan. Any employee, including any NEO, who was hired or promoted to an eligible position after March 31, 2006, is not eligible to participate in the DB SERP. Each of the NEOs, except for Ms. Poppe and Mr. Butler who were hired after March 31, 2006, and Mr. Malone, who was rehired after March 31, 2006, participate in the DB SERP. For additional information regarding the DB SERP, see DB SERP, under the Narrative to 2016 Pension Benefits and DB SERP Table, below.

Defined Contribution SERP

The Defined Contribution SERP (“DC SERP”) is a nonqualified tax deferred defined contribution plan established for employees, including NEOs, not eligible to participate in the DB SERP. Ms. Poppe and Messrs. Butler and Malone participate in the DC SERP. For additional information, see DC SERP, under Narrative to 2016 Nonqualified Deferred Compensation Table, below.

We believe that our pension and retirement plans and the SERPs are a useful part of the NEO compensation program and assist in the retention of our senior executives since benefits increase for each year that these executives remain employed by us and continue their work on behalf of our shareholders and customers. We have considered the issue of potential overlap between the two long-term focused plans (SERPs and equity compensation) and concluded that both are appropriate elements. The SERPs are designed to provide a predictable retirement income, while the equity plan is performance-based and variable and is designed to align the interests of NEOs with our shareholders and customers. Further, we believe both long-term focused plans are consistent with typical market practice and supportive of the philosophy to provide a competitive NEO compensation program.

Employees’ Savings Plans

Under the Employees’ Savings Plan for Consumers and affiliated companies, a tax-qualified defined contribution retirement savings plan (“Savings Plan”), participating employees, including NEOs, may contribute a percentage of their regular earnings into their Savings Plan accounts. For additional information, see Savings Plan, under Narrative to 2016 All Other Compensation Table, below.

We maintain the Savings Plan for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax-efficient.

CMS ENERGY 2017 PROXY STATEMENT	36

Corporate Governance as it Relates to Executive Compensation

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers. These guidelines require our officers to maintain or establish an equity stake in CMS and thereby more closely link their interests with those of our shareholders. These stock ownership guidelines provide that, within five years of becoming an officer or promotion to a higher ownership requirement, each officer must own shares of CMS common stock with a value of one to five times base salary, depending on his or her position. Shares of performance-based restricted stock are not counted toward stock ownership guidelines. All NEOs, are in compliance with these guidelines as of December 31, 2016.

The following table illustrates the required NEO stock ownership guidelines:

Patricia K. Poppe	5 X base salary
Thomas J. Webb	3 X base salary
John M. Butler	2 X base salary
Daniel J. Malone	2 X base salary
Catherine M. Reynolds	2 X base salary
John G. Russell (1)	5 X base salary

(1)	Directors are required to hold CMS common stock equivalent in value to five times their annual cash retainer by the end of the fifth calendar year of becoming a director.

As a result of Ms. Poppe’s promotion to president and CEO in July 2016, her stock ownership requirement increased from two times base salary to five times base salary.

Failure of an officer to comply with the guidelines shall result in the following:

●	All future restricted stock awards will have sale restrictions until compliance is achieved;

●	If after three years, an officer is not actively making progress toward the guidelines, 50 percent of any annual incentive may be paid in shares of restricted stock at the discretion of the Compensation Committees;

●	After the compliance deadline, officers will not be authorized to sell shares of CMS common stock if such a sale would cause them to drop below the ownership guidelines; and

●	After the compliance deadline, a portion or all of any annual incentive will be paid in shares of restricted stock as necessary to bring the officer into compliance with the ownership guidelines.

Clawback Provisions

The Compensation Committees have approved “clawback” provisions for certain compensation and benefit plans. These provisions provide the Compensation Committees the discretion to require the forfeiture and return of past benefits or awards if there is a restatement of financial results. The Compensation Committees may also, at their discretion, require a return of a benefit or award in the event of a mistake or accounting error in the calculation of such benefit or award.

CMS ENERGY 2017 PROXY STATEMENT	37

Shareholder’s Advisory Vote to Approve Executive Compensation

As part of the Compensation Committees’ on-going review of executive compensation, we considered the affirmative 2016 shareholder advisory vote (approximately 93% of the votes cast) to approve executive compensation as described in last year’s Proxy Statement and determined that the current philosophy, objectives and compensation elements continue to be appropriate. As such, the Compensation Committees did not make any changes to our executive compensation programs in response to the 2016 shareholder vote. Despite the overwhelmingly high level of shareholder support, we continue to monitor best practices and emerging trends and engage with our large institutional holders regarding compensation elements.

Tax Deductibility of Compensation

IRC Section 162(m) limits the tax deductibility of compensation in excess of $1 million paid to a corporation’s CEO and to the other three highest compensated executive officers (other than the CFO), unless such compensation qualifies as performance-based and is paid pursuant to a plan which is approved by shareholders of the Corporation. The Annual Incentive Plan awards and performance-based restricted stock are intended to qualify as performance-based compensation. Because the Compensation Committees also recognize the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m), the Compensation Committees may approve nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy.

Compensation and Human

Resources Committees Report

The Compensation Committees of the Boards of Directors of CMS and Consumers oversee CMS’ and Consumers’ compensation program on behalf of the Boards. In fulfilling their oversight responsibilities, the Compensation Committees reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committees recommended to the Boards that the Compensation Discussion and Analysis be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, CMS’ Proxy Statement on Schedule 14A relating to CMS’ 2017 Annual Meeting of Shareholders and Consumers’ Information Statement on Schedule 14C, each of which will be or has been filed with the SEC.

COMPENSATION AND HUMAN RESOURCES COMMITTEES

William D. Harvey (Chair)

Deborah H. Butler

Kurt L. Darrow

Stephen E. Ewing

CMS ENERGY 2017 PROXY STATEMENT	38

2016 Compensation Tables

2016 Summary Compensation Table

The following table contains compensation information for the NEOs of CMS and Consumers for the last three fiscal years.

2016 SUMMARY COMPENSATION TABLE

		Salary (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total	Total Minus Change in Pension Value and Nonqualified Deferred Compensation Earnings
Name and Principal Position (a)	Year (b)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($) (h)	($) (h) – (f)
Patricia K. Poppe (6) President and CEO, CMS and Consumers	2016	775,000	1,627,067	923,544	—	156,944	3,482,555	3,482,555
	2015	430,000	851,172	376,680	—	76,314	1,734,166	1,734,166
	2014	283,000	843,756	157,914	—	59,313	1,343,983	1,343,983
Thomas J. Webb Executive Vice President and CFO, CMS and Consumers	2016	705,000	1,271,148	596,430	419,223	33,049	3,024,850	2,605,627
	2015	695,000	1,276,757	608,820	—	31,205	2,611,782	2,611,782
	2014	685,000	913,643	509,640	1,524,236	30,585	3,663,104	2,138,868
John M. Butler Senior Vice President, CMS and Consumers	2016	490,000	813,534	414,540	—	116,889	1,834,963	1,834,963
	2015	470,000	744,806	411,720	—	104,342	1,730,868	1,730,868
	2014	435,000	592,640	323,640	—	100,604	1,451,884	1,451,884
Daniel J. Malone Senior Vice President, CMS and Consumers	2016	490,000	823,700	414,540	132,578	100,551	1,961,369	1,828,791
	2015	465,000	813,907	407,340	33,149	88,131	1,807,527	1,774,378
	2014	440,000	642,035	327,360	216,466	83,742	1,709,603	1,493,137
Catherine M. Reynolds Senior Vice President, CMS and Consumers	2016	516,667	762,703	437,100	1,210,743	25,192	2,952,405	1,741,662
	2015	450,000	664,972	394,200	504,638	18,528	2,032,338	1,527,700
	2014	385,000	424,716	286,440	1,005,246	18,671	2,120,073	1,114,827
John G. Russell (7) Former President and CEO, CMS and Consumers	2016	636,000	5,286,276	896,760	3,252,936	152,069	10,220,041	6,971,105
	2015	1,200,000	5,106,998	1,752,000	2,189,383	49,385	10,297,766	8,108,383
	2014	1,110,000	3,618,055	1,376,400	5,300,933	45,885	11,451,273	6,150,340

(1)	The amounts reported in this column include amounts deferred by the NEOs.

Effective July 1, 2016, Ms. Poppe’s base salary increased from $430,000 to $950,000 in connection with her assuming the position of president and CEO of CMS and Consumers.

(2)

The amounts represent the aggregate grant date fair value of the awards, which, with respect to those awards with a performance component, is based upon the probable outcome of the performance conditions, determined pursuant to the Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation (ASC 718) and take into account the expected CMS common stock dividend yield associated with the 2014, 2015 and 2016 awards. See Note 13, Stock-Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of the relevant assumptions used in calculating the aggregate award date fair value pursuant to ASC 718. The TSR vesting condition related to the performance-based restricted stock awards is considered a market condition and not a performance condition under ASC 718. Accordingly, there is no grant date fair value below or in excess of the amounts reflected in the table above that could be calculated and disclosed based on achievement of market conditions. The EPS growth vesting condition is a performance condition under ASC 718. The 2016 grant date fair value for the EPS growth performance-based restricted stock was

CMS ENERGY 2017 PROXY STATEMENT	39

$599,993 for Ms. Poppe; $468,739 for Mr. Webb; $300,014 for Mr. Butler; $303,754 for Mr. Malone; $281,243 for Ms. Reynolds; and $318,749 for Mr. Russell.

The grant date fair value for the EPS growth performance-based restricted stock, assuming the maximum achievement of the performance goals, would have been $1,199,985 for Ms. Poppe; $937,477 for Mr. Webb; $607,508 for Mr. Malone; $600,029 for Mr. Butler; $562,486 for Ms. Reynolds; and $637,499 for Mr. Russell. No stock award was granted to Ms. Poppe as result of her election as CMS and Consumers president and CEO on July 1, 2016.

(3)	The amounts reported in this column for 2016 consist of cash incentive awards earned in 2016 under our Annual Incentive Plan. Mr. Butler deferred his cash incentive award earned in 2016.

(4)	This column does not reflect compensation paid to the NEO but instead represents the aggregate annual increase, as of December 31, 2014, December 31, 2015, and December 31, 2016, in actuarial values of each of the NEO’s benefits under our Pension Plan and DB SERP. The actuarial values are calculated pursuant to Financial Accounting Standards Board Accounting Codification Topic 715, Compensation – Retirement Benefits (ASC 715), and take into account discount rates and implementation of the current 2016 mortality table. See Note 12, Retirement Benefits, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of the relevant assumptions used in determining these amounts. Ms. Poppe and Mr. Butler do not participate in the Pension Plan or DB SERP. Mr. Malone does not participate in the DB SERP. An amount is not included in this column for Mr. Webb for 2015 since the net change in the present value of his accumulated benefits under the Consumers Pension Plan and DB SERP were negative amounts $(137,293).

(5)	Detail supporting all other compensation for 2016 is reflected in the 2016 All Other Compensation Table, below.

(6)	Ms. Poppe was promoted to president and CEO, CMS and Consumers, in July 2016.

(7)	Mr. Russell retired from the Corporation as of July 1, 2016, but continues to serve as a director of the Corporation. Compensation for his service as a director commenced post retirement and includes fees earned or paid in cash (included in the All Other Compensation Table below) of $122,500. On July 1, 2016, Mr. Russell received a tenure-based restricted stock award of 2,192 shares, which represented the prorated amount for the 2016 annual director equity grant and it is included in the “Stock Awards” column above. Mr. Russell did not receive payments under his ES Agreement (as defined in Potential Payments upon Termination or Change-in-Control, below) or any other agreements as a result of his July 1, 2016 retirement.

Narrative to 2016 Summary Compensation Table

Employment Agreements

During 2016, none of the NEOs were employed pursuant to a traditional employment agreement with CMS or Consumers. Mr. Webb has entered into an Executive Severance Agreement that also contains change-in-control provisions and Mses. Poppe and Reynolds and Messrs. Butler and Malone have each entered into a Change-in-Control Agreement and an Officer Separation Agreement. Please see Potential Payments Upon Termination or Change-in-Control, below, for a description of such agreements.

Restricted Stock Awards

Please see Compensation Discussion and Analysis, The Elements of Our Executive Compensation Program, Equity Compensation, above for a description of the Stock Plan, pursuant to which restricted stock is awarded.

Cash Incentives

In 2016, the Compensation Committees established potential cash incentives for each of our NEOs under the Annual Incentive Plan. The amount of the potential incentive was tied to satisfaction of EPS and OCF targets approved by the Compensation Committees. The Annual Incentive Plan incentives were earned by the NEOs at 102% of the target level for EPS and at 111% of the target level for OCF for a combined total payout of 141% of the target level and are reported as “Non-Equity Incentive Plan Compensation” in the 2016 Summary Compensation Table. Please see Compensation Discussion and Analysis, The Elements of Our Executive Compensation Program, Cash Compensation, above for a description of the Annual Incentive Plan.

CMS ENERGY 2017 PROXY STATEMENT	40

Salary and Incentive in Proportion to Total Compensation as Defined by the 2016 Summary Compensation Table

Our NEOs generally receive from 47% to 54% of their compensation in the form of base salary and cash incentive awards under our Annual Incentive Plan. As noted above, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. We believe that our current compensation program gives our NEOs substantial alignment with shareholders, while also permitting us to provide incentive to the NEO to pursue specific annual and long-term performance goals. Please see Compensation Discussion and Analysis, Objectives of Our Executive Compensation Program, above for a description of the objectives of our compensation program and overall compensation philosophy.

2016 All Other Compensation Table

We provide our NEOs with additional benefits that we believe are reasonable, competitive and consistent with CMS’ and Consumers’ overall executive compensation program. The following table contains information regarding these other benefits for 2016.

2016 ALL OTHER COMPENSATION TABLE

	Registrant Contributions to Employees’ Savings Plan and DCCP	Registrant Contributions to Nonqualified Deferred Compensation Plans (1)	Life Insurance Premium	Other (6)	Total
Name	($)	($)	($)	($)	($)
Patricia K. Poppe	26,500 (2)	125,667 (3)	1,368	3,409	156,944
Thomas J. Webb	10,600	17,600	1,440	3,409	33,049
John M. Butler	26,500 (2)	85,922 (4)	1,058	3,409	116,889
Daniel J. Malone	10,600	85,484 (5)	1,058	3,409	100,551
Catherine M. Reynolds	10,600	10,067	1,116	3,409	25,192
John G. Russell	10,600	14,840	720	125,909	152,069

(1)	The amounts reflected in this column are also disclosed in the subsequent 2016 Nonqualified Deferred Compensation Table (column (c)).

(2)	Includes $15,900 contributed by the Corporation under the DCCP.

(3)	Represents $125,667 contributed by the Corporation under the DC SERP.

(4)	Includes $76,922 contributed by the Corporation under the DC SERP and $9,000 contributed by the Corporation under the DSSP.

(5)	Includes $76,484 contributed by the Corporation under the DC SERP and $9,000 contributed by the Corporation under the DSSP.

(6)	The amounts reflected in this column represent the maximum amount expended on an individual mandatory annual executive physical examination for a NEO. The maximum amount is used for all NEOs to ensure that no protected health-related information is disclosed. It also includes the compensation received by Mr. Russell of $122,500 for his service as a director commenced post retirement.

CMS ENERGY 2017 PROXY STATEMENT	41

Narrative to 2016 All Other Compensation Table

DCCP

Salaried employees, including NEOs, hired after June 30, 2003 are eligible to participate in the DCCP. Under the DCCP, CMS provides a contribution based on regular compensation tiered for tenure as follows: 0-5 years equals 5% (unless hired before January 1, 2016, 6%), 6-11 years equals 6% and 12 plus years equals 7%, up to the IRC compensation limit ($265,000 for 2016), to the DCCP on behalf of the employee which vests immediately and is payable upon termination of employment. Ms. Poppe and Mr. Butler are the only NEOs covered under the DCCP and are eligible to receive a contribution equal to 6% of regular compensation.

Savings Plan

Under the Savings Plan for Consumers and affiliated companies, participating employees may contribute a percentage of their regular earnings into their Savings Plan accounts. NEOs, because they are considered highly compensated, may only contribute up to 20%, subject to the IRC annual dollar limit. In addition, under the Savings Plan, we match an amount equal to 100% of the first 3% and 50% of the next 2% of employees’ regular earnings contributions. The matching contribution is allocated among the participant employees’ investment choices. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59½, subject to certain exceptions set forth in the IRC regulations.

CMS ENERGY 2017 PROXY STATEMENT	42

2016 Grants of Plan-Based Awards Table

The following table summarizes non-equity and equity awards made to our NEOs during 2016.

2016 GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards Number Shares of Stock (3) (#) (i)	Grant Date Fair Value of Stock Awards (4) ($) (j)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#)(g)	Maximum (#) (h)
Patricia K. Poppe (5)	1/20/2016	—	—	—	16,685	33,370	66,740	—	1,227,048
	1/20/2016	—	—	—	—	—	—	11,124	400,019
	—	98,250	655,000	1,310,000	—	—	—	—	—
Thomas J. Webb	1/20/2016	—	—	—	13,035	26,070	52,140	—	958,620
	1/20/2016	—	—	—	—	—	—	8,691	312,528
	—	63,450	423,000	846,000	—	—	—	—	—
John M. Butler	1/20/2016	—	—	—	8,343	16,686	33,372	—	613,561
	1/20/2016	—	—	—	—	—	—	5,561	199,973
	—	44,100	294,000	588,000	—	—	—	—	—
Daniel J. Malone	1/20/2016	—	—	—	8,447	16,894	33,788	—	621,209
	1/20/2016	—	—	—	—	—	—	5,631	202,491
	—	44,100	294,000	588,000	—	—	—	—	—
Catherine M. Reynolds	1/20/2016	—	—	—	7,821	15,642	31,284	—	575,172
	1/20/2016	—	—	—	—	—	—	5,215	187,531
	—	46,500	310,000	620,000	—	—	—	—	—
John G. Russell (6)	1/20/2016	—	—	—	53,184	106,368	212,736	—	3,911,257
	1/20/2016	—	—	—	—	—	—	35,456	1,274,998
	7/1/2016	—	—	—	—	—	—	2,192	100,021
	—	95,400	636,000	1,272,000	—	—	—	—	—

(1)	These amounts consist of cash awards under our Annual Incentive Plan. For each NEO, the payment was 141% of target and is reported as Non-Equity Incentive Plan Compensation in the 2016 Summary Compensation Table. These cash awards were granted and earned in 2016, with the payouts approved by the Compensation Committees in January 2017 and the awards paid in February 2017.

(2)	These awards consist of the performance-based restricted stock awarded under our Stock Plan. Seventy-five percent (75%) of the 2016 annual restricted stock awards were performance-based and vest 100% three years after the original award date, contingent on a comparison of CMS’ TSR performance and EPS growth to the Performance Peer Group.

(3)	These awards consist of the remaining 25% of the 2016 annual restricted stock awards awarded under our Stock Plan that vest based upon tenure only on the three-year anniversary of the award date. The exception is the July 2016 director grant for Mr. Russell which is 100% tenure-based and vests at the next annual meeting date.

(4)	The amounts in column (j) are based upon the aggregate grant date fair value of the awards reported in columns (g) and (i) as determined pursuant to ASC 718, based upon probable outcome of the performance-based vesting conditions. See Note 13, Stock-Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of the relevant assumptions used in calculating these amounts pursuant to ASC 718.

(5)	No stock award was granted to Ms. Poppe as result of her election as CMS and Consumers president and CEO on July 1, 2016.

(6)	Upon his retirement on July 1, 2016, Mr. Russell’s forfeited 88,640 performance-based shares and 29,547 tenure shares.

CMS ENERGY 2017 PROXY STATEMENT	43

The following tables provide information regarding unvested restricted stock awards for each of the NEOs at December 31, 2016.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016 TABLES

Outstanding Equity Awards – Patricia K. Poppe

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/22/2014-1/22/2017	—	—	—	—	1,857	77,288	—	—
1/22/2014-1/22/2017 (1)	—	—	—	—	5,499	232,773	—	—
1/22/2014-3/21/2017 (2)	—	—	—	—	6,154	256,129	—	—
1/21/2015-1/21/2018	—	—	—	—	5,374	223,666	—	—
1/21/2015-1/21/2018	—	—	—	—	—	—	17,182	715,115
1/21/2015-3/21/2018	—	—	—	—	—	—	17,182	715,115
1/20/2016-1/20/2019	—	—	—	—	11,124	462,981	—	—
1/20/2016-1/20/2019	—	—	—	—	—	—	34,394	1,431,478
1/20/2016-3/21/2019	—	—	—	—	—	—	34,394	1,431,478
1/24/2013-1/24/2017	—	—	—	—	15,000	624,300	—	—
11/13/2014-11/13/2019	—	—	—	—	20,000	832,400	—	—

CMS ENERGY 2017 PROXY STATEMENT	44

Outstanding Equity Awards – Thomas J. Webb

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/22/2014-1/22/2017	—	—	—	—	8,586	357,349	—	—
1/22/2014-1/22/2017 (1)	—	—	—	—	25,423	1,076,156	—	—
1/22/2014-3/21/2017 (2)	—	—	—	—	28,454	1,184,255	—	—
1/21/2015-1/21/2018	—	—	—	—	8,061	335,499	—	—
1/21/2015-1/21/2018	—	—	—	—	—	—	25,774	1,072,714
1/21/2015-3/21/2018	—	—	—	—	—	—	25,774	1,072,714
1/20/2016-1/20/2019	—	—	—	—	8,691	361,719	—	—
1/20/2016-1/20/2019	—	—	—	—	—	—	26,868	1,118,246
1/20/2016-3/21/2019	—	—	—	—	—	—	26,868	1,118,246

Outstanding Equity Awards – John M. Butler

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/22/2014-1/22/2017	—	—	—	—	5,570	231,823	—	—
1/22/2014-1/22/2017 (1)	—	—	—	—	16,490	698,022	—	—
1/22/2014-3/21/2017 (2)	—	—	—	—	18,456	768,139	—	—
1/21/2015-1/21/2018	—	—	—	—	4,702	195,697	—	—
1/21/2015-1/21/2018	—	—	—	—	—	—	15,036	625,798
1/21/2015-3/21/2018	—	—	—	—	—	—	15,036	625,798
1/20/2016-1/20/2019	—	—	—	—	5,561	231,449	—	—
1/20/2016-1/20/2019	—	—	—	—	—	—	17,198	715,781
1/20/2016-3/21/2019	—	—	—	—	—	—	17,198	715,781

CMS ENERGY 2017 PROXY STATEMENT	45

Outstanding Equity Awards – Daniel J. Malone

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/22/2014-1/22/2017	—	—	—	—	6,035	251,177	—	—
1/22/2014-1/22/2017 (1)	—	—	—	—	17,865	756,225	—	—
1/22/2014-3/21/2017 (2)	—	—	—	—	19,994	832,150	—	—
1/21/2015-1/21/2018	—	—	—	—	5,139	213,885	—	—
1/21/2015-1/21/2018	—	—	—	—	—	—	16,430	683,817
1/21/2015-3/21/2018	—	—	—	—	—	—	16,430	683,817
1/20/2016-1/20/2019	—	—	—	—	5,631	234,362	—	—
1/20/2016-1/20/2019	—	—	—	—	—	—	17,412	724,687
1/20/2016-3/21/2019	—	—	—	—	—	—	17,412	724,687

Outstanding Equity Awards – Catherine M. Reynolds

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options – Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/22/2014-1/22/2017	—	—	—	—	3,991	166,105	—	—
1/22/2014-1/22/2017 (1)	—	—	—	—	11,818	500,256	—	—
1/22/2014-3/21/2017 (2)	—	—	—	—	13,226	550,466	—	—
1/21/2015-1/21/2018	—	—	—	—	4,198	174,721	—	—
1/21/2015-1/21/2018	—	—	—	—	—	—	13,424	558,707
1/21/2015-3/21/2018	—	—	—	—		—	13,424	558,707
1/20/2016-1/20/2019	—	—	—	—	5,215	217,048	—	—
1/20/2016-1/20/2019	—	—	—	—	—	—	16,122	670,998
1/20/2016-3/21/2019	—	—	—	—	—	—	16,122	670,998

CMS ENERGY 2017 PROXY STATEMENT	46

Outstanding Equity Awards – John G. Russell

	Option Awards				Stock Awards
Grant Date and Vest Date	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options– Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3) (6)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (5) (7)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4) (5) (6)
	(#) (b)	(#) (c)	($) (d)	($) (e)	(#) (f)	($) (g)	(#) (h)	($) (i)
1/22/2014-1/22/2017	—	—	—	—	—	—	—	—
1/22/2014-1/22/2017 (1)	—	—	—	—	83,901	3,551,529	—	—
1/22/2014-3/21/2017 (2)	—	—	—	—	93,902	3,908,201	—	—
1/21/2015-1/21/2018	—	—	—	—	—	—	—	—
1/21/2015-1/21/2018	—	—	—	—	—	—	51,554	2,145,677
1/21/2015-3/21/2018	—	—	—	—	—	—	51,554	2,145,677
1/20/2016-1/20/2019	—	—	—	—	—	—	—	—
1/20/2016-1/20/2019	—	—	—	—	—	—	18,272	760,481
1/20/2016-3/21/2019	—	—	—	—	—	—	18,272	760,481
7/1/2016 (8)	—	—	—	—	2,192	91,231	—	—

(1)	Included in column (f) are the 2014 performance-based restricted stock awards, which vested based on a comparison of CMS’ TSR to the Performance Peer Group over January 1, 2014 through December 31, 2016 performance period and recipient’s continued service through January 22, 2017. Because the performance period concluded as of December 31, 2016, these awards are reported in column (f) as they remain subject to post-performance period tenure-based vesting requirements. The amounts reflect the actual shares earned.

(2)	Included in column (f) are the 2014 performance-based restricted stock awards, which vest based on a comparison of CMS’ EPS growth to the Performance Peer Group over the January 1, 2014 through December 31, 2016 performance period and the recipient’s continued service through March 21, 2017. Because the performance period concluded as of December 31, 2016, these awards are reported in column (f) as they remain subject to post-performance period tenure-based vesting requirements. For purposes of this table, we have included the awards based on the maximum level awarded (200% of target) and the actual shares earned will be reported in the 2017 Stock Vested Table.

(3)	Outstanding shares of restricted stock (based upon the combination of tenure-based awards (column (f)) reflected at the original share amounts awarded and performance-based awards (column (h)) are reflected at the maximum level awarded (200% of target) under the Stock Plan).

For performance-based restricted stock awards, in lieu of dividends, recipients receive additional performance-based shares of restricted stock that will vest/forfeit based on CMS’ performance and are included above.

(4)	Calculated based upon the year-end closing price of CMS common stock of $41.62 per share.

(5)	Per SEC regulations, the shares and dollars disclosed in the above table in columns (h) and (i), are based upon the maximum award allowable under the Stock Plan. Please see Compensation Discussion and Analysis, The Elements of Our Executive Compensation Program, Equity Compensation, above for a description of the Stock Plan.

(6)	The performance period for each performance-based grant is as follow:

2014: 1/1/2014 – 12/31/2016

2015: 1/1/2015 – 12/31/2017

2016: 1/1/2016– 12/31/2018

(7)	Upon retirement, tenure shares vest pro-ratably based on the months of service provided over the performance period.

CMS ENERGY 2017 PROXY STATEMENT	47

Payment is on retirement date. Upon retirement, performance shares are held and the pro-rata portion of shares based on the months of service provided during the performance period vest according to the achievement of the performance goals at the end of the performance period. Payment is on the vesting date. Column (h) reflects Mr. Russell’s remaining outstanding shares prorated based on his retirement effective July 1, 2016.

(8)	Reflects Mr. Russell’s grant as a Director effective July 1, 2016.

2016 Stock Vested

The following table provides information concerning the vesting of stock during 2016 for each NEO.

2016 STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized On Exercise	Number of Shares Acquired on Vesting	Value Realized On Vesting (1)
Name (a)	(#)	($)	(#) (b)	($) (c)
Patricia K. Poppe	—	—	10,625	388,344
Thomas J. Webb	—	—	56,437	2,062,772
John M. Butler	—	—	36,517	1,334,696
Daniel J. Malone	—	—	39,838	1,456,079
Catherine M. Reynolds	—	—	15,274	558,265
John G. Russell (2)	—	—	204,167	7,462,304

(1)	The value realized is based upon the CMS common stock closing price of $36.55 on January 24, 2016. In 2016, the restricted stock awards from 2013 completed their three-year performance period. Our TSR for the three-year period from January 2013 to January 2016 was 59% while the median TSR for the Performance Peer Group was 44% resulting in the performance-based restricted stock vesting at 171% of target.

(2)	Mr. Russell’s amounts include the vesting of 50,368 shares of stock, effective July 1, 2016, in connection with his retirement, at a value of $2,298,292 based on a closing stock price of $45.63.

2016 Pension Benefits and DB SERP

The following table provides information concerning defined benefit plans as of December 31, 2016 for each NEO.

2016 PENSION BENEFITS AND DB SERP TABLE

		Number of Years Credited Service (1)	Present Value of Accumulated Benefit
Name (a)	Plan Name (b)	(#) (c)	($) (d)
Patricia K. Poppe (2)	Pension Plan	N/A	N/A
	DB SERP	N/A	N/A
Thomas J. Webb	Pension Plan	14.55	955,720
	DB SERP	24.55	7,241,106
John M. Butler (2)	Pension Plan	N/A	N/A
	DB SERP	N/A	N/A
Daniel J. Malone (2)	Pension Plan	27.77	989,228
	DB SERP	N/A	N/A
Catherine M. Reynolds	Pension Plan	35.00	1,936,560
	DB SERP	35.00	3,257,715
John G. Russell	Pension Plan	34.60	2,052,668
	DB SERP	35.00	18,930,709

(1)	The DB SERP provides for an additional year of service credit for each year of service (“preference service”) until the total of

CMS ENERGY 2017 PROXY STATEMENT	48

actual and additional service equals 20 years of service (during the first 10 years of service). After this limit is reached, no additional preference service is provided. Each of the participating NEOs has reached this limit and, accordingly, is not eligible to accrue additional service credits. The addition of preference service to the DB SERP benefit formula provides an increase to the DB SERP non-qualified benefit but does not affect the Pension Plan benefit. The present value benefit augmentation attributable to the preference service under the DB SERP is as follows: Mr. Webb $3,168,507, Ms. Reynolds $0 and Mr. Russell $210,192.

(2)	Ms. Poppe and Mr. Butler, who were hired after June 30, 2003, are not eligible to participate in the Pension Plan or DB SERP. Mr. Malone who was rehired after March 31, 2006, is not eligible to participate in the DB SERP. Mr. Malone qualifies for the Pension Plan based on his years of service prior to being rehired on August 14, 2006. See the 2016 All Other Compensation Table and the 2016 Nonqualified Deferred Compensation Table and the corresponding footnotes for details regarding the plans in which Ms. Poppe and Messrs. Butler and Malone participate.

Narrative to 2016 Pension Benefits and DB SERP Table

Pension Plan

The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee’s years of service, age at retirement and the sum of the five highest calendar years of base salary while employed with us and our affiliated companies divided by 60. Base salary excludes overtime pay and incentive and does not exceed the IRC compensation limit for a qualified pension plan. Benefits are payable after retirement in the form of an annuity or a lump sum. The standard form of benefit is a life annuity for an unmarried employee and a 50% joint and survivor annuity for a married employee, with additional forms of joint and survivor annuities available under the plan. The benefit formula is equal to 2.1% for the first 20 years of service and 1.7% for the next 15 years of service, to a maximum percentage of 67.5% for 35 years of service reduced by a Social Security adjustment equal to 0.5% multiplied by 1/12th of the average of the participant’s three most recent years of compensation, up to the maximum Social Security covered compensation for each year of service counted in the formula. To the extent an employee exceeds 35 years of service under the Pension Plan, an additional $20 per month is added to the annuity after the adjustment for Social Security for each full year of service above 35. In accordance with SEC guidelines, the present value information contained in this report is based on ASC 715 assumptions and is applied using the age at which a benefit is unreduced. Early retirement subsidies provided by the benefit formula of the Pension Plan and the actual discount rate required by the U.S. Department of Treasury may provide a greater present value to a participant retiring on or after age 55 but prior to the age of an unreduced benefit.

The Pension Plan provides a pre-retirement survivor benefit to the spouse of a married employee or one named beneficiary of an unmarried employee. The Pension Plan provides a disability retirement benefit to employees with at least 15 years of service who are found by CMS to be totally and permanently disabled equal to $26.00 for each year of plan service, plus an additional $350 per month if the participant does not qualify for any Social Security disability benefit. The minimum monthly disability benefit is $450.

The Pension Plan currently limits the annual annuity benefit under IRC Section 415 to no more than $210,000 payable at age 65. Messrs. Webb and Malone and Ms. Reynolds are currently eligible to elect early retirement. No other remaining NEOs are eligible to participate in the Pension Plan. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The Pension Plan retirement benefit is unreduced at age 62. The Pension Plan provides an add-on benefit for long-term employees when an employee retires on or after age 58 and has 30 or more years of service. This add-on benefit is equal to the participant’s accrued retirement income as of September 1, 2000, if any, multiplied by the early retirement percentage

CMS ENERGY 2017 PROXY STATEMENT	49

at the time of the employee’s retirement, and is added to the retiring employee’s retirement annuity. The Present Value of Accumulated Benefit column above is determined using the ASC 715, Compensation – Retirement Benefits assumptions including a discount rate (currently 4.30%) and mortality (currently based on the 2016 mortality table with projected mortality improvements.)

DB SERP

The DB SERP is an unfunded (for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”)) non-qualified supplemental defined benefit retirement plan that provides benefits based on pay, incentives and added service that are not provided by the Pension Plan. In addition, for officers, including NEOs, the DB SERP provides for an additional year of service credit for each year of service until the total of actual and additional service equal 20 years of service and includes any awards under the Annual Incentive Plan as earnings. The maximum benefit under the DB SERP is attained after 35 years (including the additional years of service credit) and no further service credit is provided. Based on prior service, all of the participating NEOs have reached the additional service credit limit. Benefits under the DB SERP plan are payable after retirement to NEOs in the form of an annuity. No NEO has the option for a lump sum payment. The benefit formula used to determine the DB SERP annuity is the same as that used for the Pension Plan; however the DB SERP does not contain the add-on benefit described above. The Pension Plan annuity is subtracted from the DB SERP annuity to determine the annuity payable from the DB SERP. Although a rabbi trust (a trust that is established for the benefit of its participants except that creditors of the Corporation can obtain the assets of the trust) has been established by the Corporation for purposes of paying DB SERP benefits, participants have an unsecured contractual commitment from CMS to pay the amounts due under this plan. Participants with five full years of service who voluntarily terminate service with CMS prior to age 55 receive a benefit without inclusion of incentives and added service starting the first of the month on or after their 55th birthday at a level equal to 38.3% of the age 65 benefit. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The DB SERP benefit is unreduced at age 62. The Present Value of Accumulated Benefit column in the table above is determined using the ASC 715 assumptions including a discount rate (currently 4.16%) and mortality (currently based on the 2016 mortality table with projected mortality improvements).

CMS ENERGY 2017 PROXY STATEMENT	50

2016 Nonqualified Deferred Compensation

The following table contains nonqualified deferred compensation information for our NEOs for 2016.

2016 NONQUALIFIED DEFERRED COMPENSATION TABLE (1)

		Executive Contributions in Last FY (2)	Registrant Contributions in Last FY (3)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions in Last FY	Aggregate Balance at Last FYE (4)
Name (a)	Plan Name	($) (b)	($) (c)	($) (d)	($) (e)	($) (f)
Patricia K. Poppe	DSSP	—	—	164	—	2,385
	DC SERP	—	125,667	16,367	—	291,688
Thomas J. Webb	DSSP	22,000	17,600	12,970	(58,341)	287,668
John M. Butler	DSSP	256,250	9,000	28,220	—	649,701
	DC SERP	—	76,922	29,688	—	592,365
Daniel J. Malone	DSSP	11,250	9,000	4,110	—	77,098
	DC SERP	—	76,484	22,818	—	359,217
Catherine M. Reynolds	DSSP	12,583	10,067	2,623	—	61,009
John G. Russell	DSSP	18,550	14,840	39,540	—	605,245

(1)	Nonqualified deferred compensation plans are plans providing for deferral of compensation that do not satisfy the minimum coverage nondiscrimination and other rules that qualify broad-based plans for favorable tax treatment under the IRC. For CMS, this table only includes the DSSP and DC SERP and does not include CMS’ contributions or related CMS match to the Savings Plan which is a tax-qualified defined contribution plan and shown in the 2016 All Other Compensation Table.

(2)	This compensation is also reflected in the 2016 Summary Compensation Table—Salary column.

(3)	This compensation is also reflected in the 2016 Summary Compensation Table—All Other Compensation column.

(4)	The following DSSP and DC SERP executive and registrant contributions were previously reported as compensation in the Summary Compensation Tables for 2015 and 2014, respectively: Ms. Poppe $45,541/$31,338; Messrs. Webb $41,280/$40,800; Butler $320,794/$81,320; Malone $85,186/$80,275; and Russell $89,760/$81,600.

Narrative to 2016 Nonqualified Deferred Compensation Table

DSSP

An employee who has base salary (excluding any bonus, incentive or other premium pay) before deductions for taxes and other withholdings in excess of the IRC compensation limit is eligible and may elect to participate in the DSSP. The DSSP is an unfunded (for the purposes of ERISA) non-qualified tax deferred defined contribution plan. The DSSP is funded by CMS through the use of trusts. However, participants have only an unsecured contractual commitment from us to pay the amounts due under the DSSP and any funds are considered general assets of CMS and are subject to claims of creditors.

A participant in the DSSP may elect in the prior year to defer from 1% to 5% of his or her base salary that exceeds the IRC compensation limit and CMS will match 100% of the first 3% and 50% of the next 2% of the deferral. In addition, a DSSP eligible participant may elect an additional deferral of up to 50% of the participant’s base salary for the calendar year. This additional deferral is not eligible for a Corporation match. The combined maximum total of the DSSP deferral amount and a 5% Savings Plan deferral is 60% of base salary. At the time a participant elects a deferral, a distribution election is also made for this class year deferral. Each class year deferral is payable either at a certain date five or more years in the future or upon separation from service with CMS either as a series of payments over 2 to 15 years or in a lump sum. The participant decides how Corporation contributions are invested among a broad array of mutual funds selected by CMS and provided by the record keeper.

CMS ENERGY 2017 PROXY STATEMENT	51

Earnings in the DSSP are based on the change in market value of the mutual funds selected by the participant.

DC SERP

The Corporation established a DC SERP for employees not eligible to participate in the DB SERP. Under the DC SERP, the Corporation provides an amount equal to 5%, 10% or 15% (depending on salary grade) of employee regular earnings plus any awards under the Annual Incentive Plan. Funds equal to the DC SERP are transferred to a mutual fund family at the time CMS makes a contribution. Earnings or losses are based on the rate of return of the mutual funds selected by the participant. Although the DC SERP is funded by us, participants have an unsecured contractual commitment from us to pay the amounts due under this plan. Ms. Poppe and Mr. Butler who were hired on January 1, 2011 and July 17, 2006, respectively, and Mr. Malone who was rehired on August 14, 2006 are the NEOs covered under the DC SERP. Mr. Butler and Mr. Malone receive benefits at the 10% level and Ms. Poppe receives benefits at the 15% level. Full vesting under the DC SERP occurs at age 62 with a minimum of five years of service. Vesting is on a pro-rata basis for years prior to age 62.

Potential Payments upon Termination or Change-in-Control

As noted above under Compensation Discussion and Analysis, Post-Termination Compensation, Severance and Change-in-Control Benefits, our executives are eligible to receive severance and change- in-control benefits upon a qualifying termination of employment. These benefits are provided through three separate types of agreements:

●	Executive Severance Agreement (“ES Agreement”)

●	Officer Separation Agreements (“OS Agreements”)

●	Change-in-Control Agreements (“CIC Agreements”)

Mr. Russell, who retired effective July 1, 2016, had entered into an ES Agreement with the Corporation. In connection with Mr. Russell’s retirement, he did not receive any post-termination benefits under this agreement or any other agreements; other then prorated vesting of his outstanding equity awards per the terms and conditions of his equity awards.

We have entered into an ES Agreement with one of the NEOs (Mr. Webb) that provides for payments and other benefits if the NEO is terminated under circumstances specified in the ES Agreement unrelated to a change-in-control (as defined in the ES Agreement). The ES Agreement also provides for payments and other benefits if the NEO is terminated under the circumstances specified in the ES Agreement within two years following a change-in-control of CMS. We have entered into OS Agreements with four of our NEOs (Mses. Poppe and Reynolds and Messrs. Butler and Malone). The OS Agreements provide for payments and other benefits if the officer is terminated under circumstances specified in the OS Agreement unrelated to a change-in-control (as defined in the CIC Agreement). We have entered into CIC Agreements with four of our NEOs (Mses. Poppe and Reynolds and Messrs. Butler and Malone) that provide for payments and other benefits only if the NEO is terminated under the circumstances specified in the CIC Agreements within two years following a change-in-control of CMS.

ES AGREEMENT AND OS AGREEMENTS. The ES Agreement and the OS Agreements provide for payments of certain benefits, as described in the table below, upon circumstances of termination of the employment of the NEO. Central to an understanding of the rights of each NEO is an understanding of the definition of “Cause.” For purposes of these agreements:

CMS ENERGY 2017 PROXY STATEMENT	52

●	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, or is subject to a specified criminal legal action for activities relating to an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

If the Corporation does not have Cause and terminates a NEO who has an ES Agreement or an OS Agreement for any reason, the NEO receives the benefits described in the table below.

These agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against the Corporation and certain associated individuals and entities. These agreements also include non- compete and non-solicitation provisions that would apply for a period of 12 months following the NEO’s termination of employment and non-disparagement and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment. Payments under these agreements are made in lump sums.

Under the OS Agreements, tenure-based restricted stock awards will vest on a pro-rata basis based upon the service provided prior to the termination date while performance-based restricted stock awards will vest at the end of the performance period on a pro-rata basis based on service provided during the performance period up to the termination date and actual performance of the Corporation. Under the ES Agreement, for a non-change-in-control termination, all restricted stock awarded will be forfeited upon termination.

CIC AGREEMENTS AND PROVISIONS. The ES Agreement and CIC Agreements contain provisions that provide for payments in the event of a change-in-control. The change-in-control provisions (“CIC Provisions”) function in a manner similar to the severance provisions in the ES Agreement and the OS Agreements, except that NEOs become entitled to benefits under the CIC Provisions only in the event of a double trigger consisting of a change-in-control and qualifying termination of employment during the two-year period following the change-in-control. As part of the CIC Provisions, a portion of the severance payments to a terminated NEO is consideration for the NEO entering into a “non-compete” agreement.

A change-in-control of CMS is defined in both the ES Agreement and the CIC Agreements to mean:

●	the consummation of certain types of transactions, including mergers and the sale of all, or substantially all, of our assets;

●	the acquisition by any person or entity of the beneficial ownership of securities representing 25% or 30% (depending upon the particular agreement) or more of the combined voting power of our then outstanding voting securities;

●	a change in the composition of our Board such that individuals who at the effective date of the agreement constituted the Board and any new directors elected or nominated by at least 2/3 of the directors who were either directors at the effective date of the agreement or were so elected or nominated, cease for any reason to constitute a majority of the Board; or

●	the liquidation or distribution of all or substantially all of our assets.

The definitions of Cause and Good Reason are central to an understanding of the NEO’s rights under the CIC Provisions. Under the CIC Provisions, “Cause” has the same meaning as set forth in the ES Agreement and the OS Agreements discussed above.

CMS ENERGY 2017 PROXY STATEMENT	53

The NEO is said to have Good Reason to terminate his or her employment under the CIC Provisions if the assignment to the NEO of duties is materially inconsistent with his or her position (including status, offices, titles, and reporting requirements), authority, or responsibilities as in effect immediately prior to the change-in-control; the Corporation takes any action which results in a material diminution of the NEO’s position, authority, duties, or responsibilities as constituted immediately prior to the change-in-control (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the NEO); there is a material reduction in the NEO’s base salary, incentive opportunity, Stock Plan award level, benefits, or status; or under other circumstances specified in the definition, including the relocation of the NEO’s principal job location or office to more than 35 miles from its location at the time of entry into the CIC Agreement. Payments under the CIC provisions are payable in a lump sum.

The benefits to be provided to the NEOs in each of those situations are described in the table below, which assumes that the termination had taken place on December 31, 2016, the last business day of our most recent fiscal year.

As part of the ES Agreement, CMS has agreed to pay any IRC Section 280G and Section 4999 excise taxes that the NEO would be subject to as a result of the payments following change-in-control. The CIC Agreements with each of Mses. Poppe and Reynolds and Messrs. Butler and Malone do not contain tax gross-up provisions. The CIC Agreements contain a “best net benefit” provision which provides that the Corporation’s payments to the NEO can be reduced to the extent that no portion of the reduced payments shall be subject to the excise tax, but only if the NEO’s net after-tax benefit is greater than his or her net after-tax benefit would have been if such reduction were not made and the NEO paid the excise tax.

Restricted stock under the CIC Agreements includes double-trigger vesting provisions (meaning, both a change-in-control and a qualifying termination of employment must occur in order for the equity to vest). Under the CIC Agreements, all tenure-based restricted stock awards will vest upon a change-in- control and performance-based restricted-stock awards will vest on a pro-rata basis based upon the service provided prior to the change-in-control date with any performance-based restrictions vesting at target level. Under the ES Agreement’s CIC Provisions, all restricted stock awards will vest with any restricted stock subject to performance-based restrictions vesting at target level.

NEOs cannot receive benefits under both the CIC Provisions and the severance provisions of their agreement(s).

RETIREMENT/DISABILITY/DEATH. Upon death, 100% of the restricted stock vests with any performance-based restricted stock vesting at target levels. Upon retirement or disability, tenure-based restricted stock awards will vest on a pro-rata basis based upon the service provided prior to retirement or disability while performance-based restricted stock awards vest at the end of the performance period on a pro-rata basis based on service provided during the performance period prior to the retirement or disability and actual performance of the Corporation during the performance period. In the case of retirement or disability, the Compensation Committees have the discretion, in exceptional circumstances, to waive the forfeiture of restricted stock awarded.

RETIRED EXECUTIVE SURVIVOR BENEFIT. The retired executive survivor benefit plan provides a survivor benefit after retirement for certain employees who held high-level management or executive positions prior to their retirement. This plan is a supplement to the retired employees’ group term life insurance plan. The amount of the survivor benefit payable to a participant’s beneficiary upon the participant’s death equals 140% of annualized base salary preceding the date of retirement. This amount is reduced by 10% on every anniversary of the participant’s retirement until the benefit amount reaches a minimum of 50% of the initial benefit amount. The amount is further reduced based on insurance payable by other company life insurance plans.

CMS ENERGY 2017 PROXY STATEMENT	54

The plan was closed to new participants on July 1, 2011. An eligible participant must be a minimum of 60 years old at the time of retirement or termination to qualify for retired executive survivor benefits. As of December 31, 2016, Mr. Webb is the only NEO who is eligible for benefits under this plan. The value of Mr. Webb’s benefit would range from a minimum of $486,000 to a maximum of $979,500 depending on the date of his death relative to his retirement date.

The following table provides information concerning potential payments upon termination or change-in- control as of December 31, 2016 for each NEO.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLE

	Patricia K. Poppe	Thomas J. Webb	John M. Butler	Daniel J. Malone	Catherine M. Reynolds
	($)	($)	($)	($)	($)
Termination Without Cause Payments (1):
Two times 2016 base salary	—	1,410,000	—	—	—
One and one half times 2016 base salary	1,425,000		735,000	735,000	825,000
Two times incentive @ 100% 2016 performance target or 2015 incentive payment whichever is greater	—	1,217,640	—	—	—
Pro-rata incentive based on service during year triggered	—	423,000	—	—	—
Unvested restricted stock awards (2)	1,590,758	—	1,863,369	2,001,478	1,501,539
DC SERP benefit (3)	218,766	—	296,183	134,706	—
Medical Coverage Payment (4)	—	35,151	—	—	—
TOTAL	3,234,524	3,085,791	2,894,552	2,871,184	2,326,539
Change in Control Payments (5):
Two times 2016 base salary	—	1,410,000	980,000	—	—
One times 2016 base salary	950,000	—	—	490,000	550,000
Two times incentive @ 100% 2016 performance target or 2015 incentive payment whichever is greater	—	1,217,640	—	—	—
Two times incentive @ 100% 2016 performance target	—	—	588,000	—	—
One times incentive @ 100% 2016 performance target	950,000	—	—	294,000	330,000
Pro-rata incentive based on service during year triggered	950,000	423,000	294,000	294,000	330,000
Estimated Payment for ‘Non-compete’ Agreement	1,900,000	1,313,820	784,000	784,000	880,000
DC SERP benefit (3)	931,266	—	560,783	320,906	—
Medical Coverage Payment (4)	35,151	52,726	52,726	35,151	35,151
Unvested restricted stock awards (2)	3,430,667	4,429,783	2,082,901	2,229,015	1,704,478
Excise Tax Equalization Payment (6)	—	—	—	—	—
TOTAL	9,147,084	8,846,969	5,342,410	4,447,072	3,829,629
Retirement:
Pro-rata incentive based on service period in year triggered	950,000	423,000	294,000	294,000	330,000
Unvested restricted stock awards (2)	1,590,758	2,973,735	1,863,369	2,001,478	1,501,539
TOTAL	2,540,758	3,396,735	2,157,369	2,295,478	1,831,539
Disability:
Pro-rata incentive based on service period in year triggered	950,000	423,000	294,000	294,000	330,000
Unvested restricted stock awards (2)	2,575,765	2,973,735	1,863,369	2,001,478	1,501,539
TOTAL	3,525,765	3,396,735	2,157,369	2,295,478	1,831,539
Death:
Pro-rata incentive based on service period in year triggered	950,000	423,000	294,000	294,000	330,000
Unvested restricted stock awards (2)	4,623,358	4,429,783	2,768,687	2,940,078	2,338,045
TOTAL	5,573,358	4,852,783	3,062,687	3,234,078	2,668,045

(1)	Msses. Poppe and Reynolds and Messrs. Butler and Malone reflect payments under OS Agreements; Mr. Webb is covered by an ES Agreement.

CMS ENERGY 2017 PROXY STATEMENT	55

(2)	Based upon the year-end closing price of CMS common stock of $41.62 per share. The performance-based restricted stock awards outstanding are valued based on target levels.

(3)	Ms. Poppe’s and Messrs. Butler’s and Malone’s DC SERP account balances would fully vest; their unvested balances are $218,766; $296,183, and $134,706 respectively. In addition, in the event of a change-in-control, Ms. Poppe would receive an amount equal to 15% of her salary and incentive based change-in-control payment and Messrs. Butler and Malone would receive an amount equal to 10% of their salary and incentive-based change-in-control payments.

(4)	Pursuant to the CIC Provisions in the ES Agreement for Mr. Webb, and pursuant to the CIC Agreement for Mr. Butler, Medical Coverage Payments include three years of company-paid medical expenses. Mses. Poppe’s, and Reynolds’ and Mr. Malone’s CIC Agreement includes two years of company-paid medical expenses. Under the ES Agreement, Termination Without Cause Medical Coverage Payments include two years of company-paid medical expenses.

(5)	Pursuant to the CIC Provisions in the ES Agreement for Mr. Webb, and pursuant to the CIC Agreements for Mses. Poppe and Reynolds and Messrs. Butler and Malone. In addition to the amounts shown above, in the event of a change- in-control, Mr. Webb and Ms. Reynolds would receive the following incremental increases in their monthly SERP benefits: $5,194 and $10,555; respectively.

(6)	As part of the CIC Provisions in the ES Agreement, we will make an Excise Tax Equalization Payment to reimburse the NEO for all applicable excise taxes and all income and employment taxes related to that reimbursement. The listed change- in-control payments are generally subject to excise taxes, except for the non-compete payments and a small portion of the restricted stock awards. Mses. Poppe’s and Reynolds’ and Messrs. Butler’s and Malone’s CIC Agreements do not include Excise Tax Equalization Payments. In addition, Mses. Poppe’s and Reynolds’ and Messrs. Butler’s and Malone’s agreements contain a “best net benefit” provision which could reduce the amount the Corporation will pay if an excise tax is required to be paid by the NEO.

Directors’ Compensation

The following table contains director compensation information for 2016.

2016 DIRECTORS’ COMPENSATION TABLE (1)

	Fees Earned or Paid in Cash	Stock Awards (2) (3)	Total
Name (a)	($) (b)	($) (c)	($) (e)
Current Directors:
Jon E. Barfield	100,000	120,000	220,000
Deborah H. Butler	95,000	120,000	215,000
Kurt L. Darrow	95,000	120,000	215,000
Stephen E. Ewing	105,000	120,000	225,000
Richard M. Gabrys	110,000	120,000	230,000
William D. Harvey	121,667	120,000	241,667
Philip R. Lochner, Jr.	110,000	120,000	230,000
Myrna M. Soto	100,000	120,000	220,000
John G. Sznewajs	100,000	120,000	220,000
Laura H. Wright	100,000	120,000	220,000
Former Directors:
David W. Joos	102,083	—	120,083

1.	All 2016 director compensation earned by Russell is included in the 2016 Summary Compensation Table.

2.	Amounts represent the aggregate grant date fair value of the annual equity awards to the non-employee directors. See Note 13, Stock-Based Compensation, to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of the relevant assumptions used in calculating the aggregate grant date fair value pursuant to ASC 718.

3.	The aggregate number of shares of unvested restricted stock outstanding as of December 31, 2016, for each non-employee Director: Barfield, Ewing, Gabrys, Harvey and Wright were 6,336; Butler and Soto were 1,125; Darrow and Lochner were 3,417. Director Sznewajs and former Director Joos have no shares of unvested restricted stock outstanding

CMS ENERGY 2017 PROXY STATEMENT	56

as of December 31, 2016. The aggregate number of shares of outstanding restricted stock units as of December 31, 2016, was 6,383 for each of the following non-employee Directors: Butler, Darrow, and Lochner; and 2,986 for Sznewajs and Soto. Former Director Joos had 3,397 shares of outstanding restricted stock units as of December 31, 2016.

Narrative to 2016 Directors’ Compensation Table

Non-employee director compensation is benchmarked annually. Directors who are CMS or Consumers employees do not receive retainers or fees for service on the Boards or as a member of any Committees. Non-employee directors receive an annual retainer fee and restricted stock award for service on the CMS and Consumers Boards and additional annual retainer fees for certain Committee positions. Directors are reimbursed for expenses incurred in attending Boards or Committees meetings and other company business.

In 2016, directors who were not CMS or Consumers employees each received an annual cash retainer fee. The following table describes the annual cash retainer fee received for service in 2016 and the annual cash retainer fee that will be received for service in 2017, as well as other fees for director services. Annual retainer fees are paid based on the number of months served on the Boards in each respective capacity.

Year	Annual Cash Retainer	Chairman of the Board	Presiding Director	Chair of the Audit Committees	Other Audit Committees Members	Chairs of the Compensation, Finance and Governance Committees
2016	$95,000	$150,000	$25,000	$15,000	$5,000	$10,000
2017	$105,000	$150,000	$25,000	$20,000	$5,000	$15,000

In May 2016, all then-current non-employee directors, were awarded a number of shares of restricted stock with a fair market value at the time of award of $120,000. These shares of restricted stock are 100% tenure-based and vest 100% at the next annual meeting date. In 2017, the annual restricted stock award will have a fair market value at the time of the May 2017 award of approximately $130,000, an increase of $10,000 from 2016. These shares of restricted stock are 100% tenure-based and vest at the next annual meeting date. Under our Stock Plan, non-employee directors may defer receipt of their annual equity awards until a deferral date selected by the director. If a deferral election is made by the director, the equity awards subject to the deferral election will be granted as restricted stock units rather than restricted stock awards. Directors Butler, Darrow, Lochner, Soto, and Sznewajs participated in the equity deferral in 2016.

Stock ownership guidelines have been adopted by the Boards that align further the interests of the directors with the shareholders. Directors are required to hold CMS common stock equivalent in value to five times their annual cash retainer by the end of the fifth calendar year of becoming a director. In the event a director has not met the stock ownership guidelines in the prescribed time frame, in lieu of the director receiving his or her monthly cash retainer, the retainer will be used to purchase CMS common stock until such time as the guideline has been met. All directors currently comply with this stock ownership requirement or are currently expected to comply by the end of their fifth calendar year of becoming a director.

Pursuant to the Directors’ Deferred Compensation Plan (“DCP”), a CMS or Consumers director who is not an employee may, at any time prior to a calendar year in which cash retainer fees are to be earned, irrevocably elect to defer payment, through written notice to CMS or Consumers, of all or a portion of any of the cash retainer fees that would otherwise be paid to the director. Deferred amounts will be distributed in a lump sum or in annual installments in cash, as specified in the director’s initial election. Fidelity Investments, an independent record keeper, administers the Directors’ DCP. The

CMS ENERGY 2017 PROXY STATEMENT	57

participant decides how contributions are invested among a broad array of mutual funds selected by and provided by the record keeper. Funds equal to the amounts deferred are transferred to Fidelity Investments. Our payment obligations to the directors remain an unsecured contractual right to a payment. Directors Barfield, Butler, Darrow, Lochner, Soto, and Sznewajs, and former Director Joos participated in the DCP in 2016.

Proposal 2:

Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Corporation is conducting an advisory (non-binding) vote to approve its compensation programs for its Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement in accordance with SEC rules. The Compensation Committees did not make any changes to our executive compensation program since the last shareholder vote, which strongly favored the program (approximately 93% of votes cast were affirmative). We continue to engage with our large institutional holders regarding compensation elements.

As described in detail under Compensation Discussion and Analysis in this Proxy Statement, the Corporation’s NEO compensation program is organized around four principles: (1) align with increasing shareholder value, (2) enable the Corporation to compete for and secure top executive talent, (3) reward measurable results, and (4) be fair and competitive.

We have designed our executive compensation elements based on balance and simplicity to place emphasis on consistent, sustainable and superior absolute and relative performance.

●	Base salary is targeted to approximate the median of a peer group made up of companies of similar business profile and size, and to reflect individual performance and internal considerations.

●	Annual incentive awards are based on the achievement of EPS (70% of annual incentive) and OCF (30% of annual incentive) goals.

●	A majority of our long-term incentive (LTI) program is delivered through performance-based restricted stock with tenure-based restricted stock representing a minority of LTI at 25%. The performance-based portion is eligible to vest after three years dependent upon our TSR performance and adjusted EPS growth, each weighted equally, relative to the Corporation’s Performance Peer Group, while the tenure-based portion vests on the third anniversary of the award date.

We annually review all elements of the Corporation’s executive compensation program and, in addition to complying with required rules, we adopt current best practices where appropriate for our business and shareholders. As a result, we have:

●	Very limited perquisites—no planes, cars, clubs, security or financial planning. The principal perquisite provided to our executives in 2016 was an annual mandatory physical examination for each NEO;

●	Clawbacks in place for the annual incentive and LTI awards;

●	Stock ownership guidelines for NEOs and directors, which exclude unvested performance-based restricted stock awards when determining compliance;

●	Change-in-control agreements require a double-trigger for the accelerated vesting of equity awards in the event of a change-in-control and do not exceed three times the NEO’s base salary and annual

CMS ENERGY 2017 PROXY STATEMENT	58

incentive amount with an average of two times;

●	A policy that prohibits hedging and pledging of the Corporation’s securities by employees and directors;

●	Annual reviews of our compensation and performance peer groups;

●	Regular briefings from the Compensation Committee’s independent compensation consultant regarding key trends and legislative and regulatory updates;

●	No dividends paid on unvested performance-based restricted stock awards. In lieu of dividends, recipients receive additional shares of restricted stock that vest based on the same performance measures applicable to the underlying restricted stock;

●	No employment agreements. Our executive agreements are limited to severance, separation and change-in-control, and those that are new or have been extended by the Compensation Committees do not contain tax gross-ups. Base salary and annual incentive severance amounts do not exceed three times the NEO’s base salary and annual incentive amount, with an average of two times; and

●	No tax gross-ups. New severance, separation and change-in-control agreements extended by the Compensation Committees since 2011 do not contain tax gross-ups.

Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.

This proposal gives our shareholders the opportunity to express their views on the overall compensation of our NEOs and the compensation philosophy, policies and practices disclosed in this Proxy Statement. For the reasons discussed above, we are asking our shareholders to indicate their support for our NEO compensation by voting FOR the following resolution at the 2017 Annual Meeting:

RESOLVED: that the compensation paid to the Corporation’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, is APPROVED.

This vote is an advisory vote only, and therefore it will not bind the Corporation, the Boards or the Compensation Committees. The vote results will not create or imply any change to the Corporation’s fiduciary duties or create or imply any additional fiduciary duties for the Corporation or the Boards. However, the Boards value the opinions that the shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as they deem appropriate.

Consistent with the direction of our shareholders at the 2011 Annual Meeting of Shareholders, the advisory vote on NEO compensation is held on an annual basis. In Proposal 3, shareholders are again being asked to vote on how frequently the advisory vote on NEO compensation should be held.

The CMS Board recommends that shareholders vote to approve the non-binding advisory proposal to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure.

CMS ENERGY 2017 PROXY STATEMENT	59

Proposal 3:

Advisory Vote to Determine the Frequency of an Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act (“Section 14A”), the Corporation is conducting an advisory (non-binding) vote on the frequency with which the advisory vote on NEO compensation should be held. Since the initial advisory vote on NEO compensation pursuant to Section 14A, we have held an annual Section 14A advisory vote on NEO compensation. We are asking shareholders whether future advisory votes on NEO compensation should be held every one, two or three years.

The Board believes that an annual frequency (1 YEAR) for the advisory vote on NEO compensation is the optimal interval for conducting and responding to an advisory vote on executive compensation. We believe that a one-year frequency provides the highest level of accountability and communication by enabling shareholders to provide us with direct input on our compensation philosophy, policies and practices as disclosed in the Corporation’s proxy statement every year. In addition, holding the advisory votes on NEO compensation annually reflects sound corporate governance principles and is consistent with a majority of institutional investor policies.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and shareholders will not be given the option to only approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the NEO compensation vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

For the reasons discussed above, we are asking our shareholders to vote for a 1 YEAR frequency when voting on this proposal at the 2017 Annual Meeting. This vote is an advisory vote only, and therefore it will not bind the Corporation or the Board. However, the Board will consider the voting results as appropriate when adopting a policy on the frequency of future advisory votes on executive compensation. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered by the Board as the shareholders’ recommendation as to the frequency of future advisory votes on executive compensation. Nevertheless, the Board may decide that it is in the best interests of our shareholders and the Corporation to hold advisory votes on executive compensation more or less frequently than the option approved by our shareholders.

The CMS Board recommends that shareholders vote to approve the option of an annual frequency (“1 YEAR”) for future advisory votes on executive compensation.

CMS ENERGY 2017 PROXY STATEMENT	60

Report of the Audit Committees

The Audit Committees of the Boards of Directors of CMS and Consumers oversee CMS’ and Consumers’ financial reporting process on behalf of the Boards. Management has the primary responsibility for the preparation, presentation and accuracy of the consolidated financial statements and the financial reporting process, including the systems of internal controls. The Audit Committees rely, without independent verification, on the information provided to them and on the representations made by management, the internal auditors and the independent auditors. Accordingly, the Audit Committees’ oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

Furthermore, the Audit Committees’ considerations and discussions referred to below do not assure that the audit of CMS’ and Consumers’ financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), that the financial statements are presented in accordance with United States generally accepted accounting principles, or that CMS’ and Consumers’ auditors are in fact “independent.”

In discharging their oversight responsibilities, the Audit Committees reviewed and discussed with management of CMS and Consumers the audited consolidated financial statements of CMS and Consumers set forth in CMS’ and Consumers’ 2016 Annual Report to Shareholders and CMS’ and Consumers’ Annual Report on Form 10-K for the year ended December 31, 2016. The Audit Committees also discussed with PricewaterhouseCoopers LLP (“PwC”), the independent registered public accounting firm for CMS and Consumers in 2016, who are responsible for performing an independent audit of CMS’ and Consumers’ financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by PCAOB Auditing Standard No. 16—Communications with Audit Committees.

The Audit Committees have received a report on the quality control procedures of PwC. The Audit Committees have also discussed with management, the internal auditors and PwC the quality and adequacy of CMS’ and Consumers’ internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committees reviewed with the internal auditors and PwC their audit plans and audit scope.

The Audit Committees have received from PwC the written communications required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committees concerning independence and have discussed with PwC their independence from CMS and Consumers. The Audit Committees have discussed with PwC the compatibility of non-audit services with the auditor’s independence and have satisfied themselves as to PwC’s independence.

In reliance on the review and discussions referred to above, the Audit Committees recommended to the Boards that the audited consolidated financial statements be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEES

Richard M. Gabrys (Chair)

Jon E. Barfield

Philip R. Lochner, Jr.

Myrna M. Soto

John G. Sznewajs

Laura H. Wright

CMS ENERGY 2017 PROXY STATEMENT	61

Fees Paid to the Independent
Registered Public Accounting Firm

PwC was the principal independent registered public accounting firm for CMS and Consumers for the years 2016 and 2015. Fees, including expenses, for professional services provided by PwC in each of the last two fiscal years are:

	2016	2015
Audit Fees	4,977,643	4,892,500
Audit-Related	106,570	458,500
Tax Fees	48,093	—
All Other Fees	226,926	147,638
Total Fees	5,359,232	5,498,638

Audit fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, comfort letters, required statutory audits, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and other attest services. Audit-related fees include fees associated with assistance related to accounting systems and controls. Tax fees include fees for assistance with implementing a workflow management tool for tax compliance and planning. All other fees are related to disaster recovery, digital customer experience program and business impact analysis activities.

The Audit Committees have adopted a policy that requires advance approval for all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committees of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committees must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committees have delegated to the Chair of the Audit Committees authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committees at their next scheduled meeting. All of the services performed by the principal independent registered public accounting firm were approved in accordance with the policy in 2016.

CMS ENERGY 2017 PROXY STATEMENT	62

Proposal 4:
Vote on a Shareholder Proposal Relating to Political Contributions Disclosure

We have been notified that shareholder proponents intend to present a proposal for consideration at the annual meeting. The shareholder proposal and supporting statement appear in italics below, and are presented as submitted to us. The CMS Board has recommended a vote against this proposal. Our response is set forth immediately following the proposal. Share holdings of the shareholder proponent will be supplied upon request.

Shareholder Proposal

Resolved, that the shareholders of CMS Energy Corp. (“CMS” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a. The identity of the recipient as well as the amount paid to each; and

b. The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

Shareholder Supporting Statement

As long-term shareholders of CMS, we support transparency and accountability in corporate political spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as contributions to political candidates, parties, committees, or ballot initiatives; independent expenditures or electioneering communications on behalf of federal, state, or local candidates; and contributions to third parties that may be used for political purposes.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in Citizens United: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records show that CMS has contributed over $15 million in corporate funds since the 2004 election cycle. (moneyline.cq.com; followthemoney.org; Michigan.gov)

We acknowledge that CMS discloses policies and procedures for making political contributions from corporate funds as well as the non-deductible portion of its payments to trade associations on its website. We believe this is deficient because CMS does not disclose the following corporate expenditures:

●	Payments to any state-level political candidates, parties, or committees;

CMS ENERGY 2017 PROXY STATEMENT	63

●	Payments to support or oppose any ballot initiatives or issue campaigns;

●	Payments to any tax-exempt organizations, including those organized under Section 501(c)(4) or Section 527 of the Internal Revenue Code, that may be used for election-related purposes; and

●	Any independent expenditure made by the Company.

This proposal asks the Company to publicly disclose all corporate expenditures that may be used for political purposes. This would bring our Company in line with a growing number of leading companies, including Noble Energy and Sempra Energy, that present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors’ Recommendation Against and Statement of Opposition

CMS Energy Corporation and its subsidiaries (collectively, “CMS”) has a long tradition as a responsible corporate citizen and is committed to maintaining the highest ethical standards when it engages in political activity. The Board believes CMS has a responsibility to shareholders to constructively participate in the political process to further the best interests of our shareholders and create long-term shareholder value. The Board also believes that it is important for us to support the legislative process by participating in political activity when it is consistent with CMS’ business objectives and are permitted by law.

As with all of our business activities, CMS is committed to complying with all laws and regulations applicable to our political participation activities. CMS’ policies regarding oversight of political contributions and expenditures and our political participation are available on our website at https://www.consumersenergy.com/content.aspx?id=5116. Required contribution information can also be found on various state and federal websites which are also listed on our website.

CMS supports many of the objectives expressed in the shareholder proposal, however, the Board believes that the level of specific disclosure requested by the proposal could have unintended consequences and could hinder the ability to pursue business and strategic objectives. CMS agrees that transparency and accountability with respect to political activity are important and believes the information currently available to shareholders is easily accessible and understandable and, coupled with the oversight of political activities by the Board, is in the best interest of CMS. As a result, the Board does not believe additional disclosure is warranted at this time.

The CMS Board recommends a vote AGAINST the shareholder proposal relating to political contributions disclosure.

CMS ENERGY 2017 PROXY STATEMENT	64

Proposal 5:
Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committees’ selection of the Corporation’s independent auditor shall be submitted to the Corporation’s shareholders for their ratification at the Corporation’s Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committees’ selection, the Audit Committees will consider the shareholder views when considering its selection of a different independent auditor for the Corporation or its continued retention of its existing auditor for that year.

The Audit Committees of CMS’ and Consumers’ Boards are directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm (taking into account the vote on shareholder ratification). The Audit Committees have selected PwC, independent registered public accounting firm, to audit our consolidated financial statements for the year 2017. PwC has served as our independent registered public accountants since 2007. The Audit Committees are responsible for the audit fee negotiations associated with the Company’s retention of PwC. In order to assure continuing auditor independence, the Audit Committees periodically consider whether there should be a regular rotation of the independent registered public accounting firm. In conjunction with the mandated rotation of the lead engagement partner, the Audit Committees and its chairperson are directly involved in the selection of PwC’s new lead engagement partner. The members of the Audit Committees and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of our Corporation and its shareholders. A representative of PwC will be present at the 2017 Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions.

The Boards and the Audit Committees recommend a vote to ratify the appointment of the independent registered public accounting firm for 2017.

CMS ENERGY 2017 PROXY STATEMENT	65

2018 Proxy Statement Information

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in our 2018 Proxy Statement pursuant to Rule 14a-8 of the Exchange Act, we must receive it on or before November 23, 2017.

Our Bylaws provide that in order for a shareholder to propose business or nominate persons for election to our Boards at an annual meeting that will not be included in the proxy statement for that annual meeting, written notice containing the information required by the Bylaws must be delivered to our Corporate Secretary no later than 60 days nor earlier than 90 days before the anniversary of the prior year’s annual meeting, that is, after February 4, 2018 but no later than March 6, 2018 for the 2018 Annual Meeting. Any matter must comply with our Bylaws.

Our Bylaws also permit a shareholder, or a group of up to 20 shareholders, who have owned continuously for at least three years a significant amount of the outstanding shares of common stock of the Corporation (at least 3%) to submit director nominees (not greater than two or 20% of the Board) for inclusion in its proxy statement if the shareholder(s) and the nominee(s) satisfy the requirements in CMS’ Bylaws. Notice of proxy access director nominees must be received by CMS’ Corporate Secretary no less than 120 days nor more than 150 days prior to the anniversary of the date the Corporation mailed its proxy statement for the prior year’s annual meeting, that is after October 24, 2017 but no later than November 23, 2017 for the 2018 Annual Meeting.

Shareholder proposals and nominations should be addressed to: Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

CMS ENERGY 2017 PROXY STATEMENT	66

Appendix A:

Supplemental Information for the Compensation Discussion and Analysis —
GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) RECONCILIATIONS

CMS
2016 Reconciliation of GAAP Operating Activities to Incentive Plan Operating Cash Flow

	2014 (millions)	2015 (millions)	2016 (millions)
Total GAAP Operating Activities	$1,447	$1,640	$1,629
Exclude:
Change in pension contribution	$—	$225	$100
Change in Accounting Principle from those included in the budget	—	—	(17)
Change in power supply cost recovery (PSCR) from budget (disallowances excluded)	(6)	(8)	(8)
Gas-price changes (favorable or unfavorable) related to gas cost recovery (GCR) in January and February	50	(64)	16
Total exclusions	$44	$153	$91
Incentive Plan Operating Cash Flow	$1,491	$1,793	$1,720

CMS
2016 Reconciliation of GAAP Earnings Per Share (EPS) to Incentive Plan EPS

	2014	2015	2016
EPS Reported — GAAP basis	$1.74	$1.89	$1.98
Exclude (income)/loss items:
Large restructuring and severance expenses greater than $5 million	$—	$—	$0.04
Tax Impact	—	—	(0.01)
Legal/settlement costs or gains related to previously sold assets	0.05	—	0.01
Tax Impact	(0.02)	—	*
Total exclusions	0.03	—	0.04
Incentive Plan EPS	$1.77	$1.89	$2.02

*Less than ½ cent

CMS ENERGY 2017 PROXY STATEMENT	67

CMS ENERGY CORPORATION ONE ENERGY PLAZA JACKSON, MI 49201 ATTN: SHAREOWNER SERVICES, EP1-416

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E15388-TBD	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CMS ENERGY CORPORATION

The Board of Directors recommends a vote FOR Proposal 1.

1.	ELECTION OF DIRECTORS
			For	Against	Abstain
Nominees:

	1a.	Jon E. Barfield	☐	☐	☐

	1b.	Deborah H. Butler	☐	☐	☐

	1c.	Kurt L. Darrow	☐	☐	☐

	1d.	Stephen E. Ewing	☐	☐	☐

	1e.	William D. Harvey	☐	☐	☐

	1f.	Philip R. Lochner, Jr.	☐	☐	☐

	1g.	Patricia K. Poppe	☐	☐	☐

	1h.	John G. Russell	☐	☐	☐

	1i.	Myrna M. Soto	☐	☐	☐

	1j.	John G. Sznewajs	☐	☐	☐

	1k.	Laura H. Wright	☐	☐	☐

HOUSEHOLDING ELECTION
Please indicate if you consent to receive certain future investor communications in a single package per household.			☐	☐
			Yes	No

The Board of Directors recommends a vote FOR Proposal 2.		For	Against	Abstain

2.	Advisory vote to approve the Corporation’s executive compensation.	☐	☐	☐

The Board of Directors recommends a vote for an annual (1 YEAR) frequency for Proposal 3.	1 YEAR	2 YEARS	3 YEARS	ABSTAIN

3.	Advisory vote to determine the frequency of an advisory vote on executive compensation. ☐	☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.		For	Against	Abstain

4.	Shareholder Proposal — Political Contributions Disclosure.	☐	☐	☐

The Board of Directors recommends a vote FOR Proposal 5.

5.	Ratification of independent registered public accounting firm (PricewaterhouseCoopers LLP).	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Thank you for being a CMS Energy shareholder.

CMS Energy Corporation and Consumers Energy Company

Annual Meeting of Shareholders

Corporate Headquarters

One Energy Plaza

Jackson, Michigan 49201

Phone: (517) 788-0550

May 5, 2017 at 10:00 a.m.

Website: www.cmsenergy.com

Shareholders interested in attending the annual meeting must bring proof of current stock ownership (such as a recent account statement) and government-issued photo identification (such as a driver’s license) in order to be admitted.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E15389-TBD

CMS ENERGY CORPORATION
Annual Meeting of Shareholders
May 5, 2017
This proxy is solicited by the Board of Directors

The undersigned appoints JOHN G. RUSSELL, PATRICIA K. POPPE and MELISSA M. GLEESPEN, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of CMS Energy Corporation to be held at the Corporate Headquarters located at One Energy Plaza, Jackson, Michigan 49201, at 10:00 a.m. Eastern Daylight Saving Time on May 5, 2017 and at any postponement(s) or adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified.

IF THIS PROXY IS RETURNED SIGNED BUT NOT FULLY - COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL UNCOMPLETED PROPOSALS.

IF YOU CANNOT VOTE BY TELEPHONE OR INTERNET, PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT RESPONSE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1